EXHIBIT 10.8

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OFFICE LEASE

500 West 5th Street

Austin, Texas

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Between

TA Holdings 1, Inc. d/b/a Skinny Pop

(Tenant)

and

International Bank of Commerce, Laredo, Texas

(Landlord)

Suite 1350, IBC Bank Plaza

With an

Effective Date of February 26, 2015

EXECUTION VERSION

DEFINITIONS SCHEDULE

In the below Definitions Schedule the location of the definition of a term defined in the Key Terms Schedule is identified by Paragraph symbol and the number of the paragraph in which the definition appears (e.g., “Building” is listed as 11); the location of a definition of a term defined in the Additional Terms and Conditions portion of this Lease is referred to by Section symbol and the number and the letter of section in which the definition appears (e.g., “Operating Cost Report” is listed as “§ 2D(2)”); and the location of the definition of a term defined in an Appendix to this Lease is identified by reference to the Appendix letter and by Paragraph symbol and the number of the paragraph in the Appendix in which the definition appears (e.g., “Tenant Improvements” is listed as “App. C §”).

ADA	§7	Lease Year 1	§ 2D(4)(d)
Additional Rent	§ 2C(3)	Minimum Spaces	114(a)
Additional Tenant Allowance	17	Monthly Base Rent	16
Affiliate	§ 25C	Mortgage	§ 16E
Annual Base Rent	16	Mortgagee	§ 16E
Arbitrator	App. H § 4(a)	Occupancy	13
Base Rent	16	Operating Cost Report	§ 2D(2)
Base Rental Rate	16	Operating Costs	§ 2D(4)(a)
BOMA	§ 2E(3)	Operating Cost Share Rent	§ 2D(1)
Brokers	118	Operator	§ 41(1)
Brokerage Commission	118	Prevailing Party	§ 13F
Building	11	Project	11
Building Holidays	§ 4A	Punch List Items	App. C § 2(b)(2)
Building Shell	App. C § 1	Recapture	§ 17F
Building Operating Hours	115; §4A	Re-enter	§ 25C
Building’s Systems	§ 3C(1); App. D	Re-Entry	§ 25C
Business day	§ 25D	Releasing Party	§ 8A
Change Order	App. C § 2(a)	Released Person	§ 8A
Commencement Date	13	Rent	§ 2A
Common Areas	120	Rent Tax	§2D(4)(c)
Controllable Operating Expenses	16(a)	Rentable Square Footage	§ 2E(3)
Construction Drawings	App. C § 2(a)(2)	Restoration Thresholds	§ 9A
Control	§ 25C	RSF	12;§2E(3)
Cost Pools	§2D(4)(a)	Site Improvements	App. C § 1
Days	§ 25D	Soft Costs	App. C § 3(a)
Design Professionals	App. C § 2(b)(2)	Space Plan	App. C § 2(a)(1)
Disqualifying Conditions	§ 17B	Substantial Completion Date	App. C §2(b)(6)
Effective Date	Intro. Par.	Substantial Completion of the
Eligibility Period	§ 4J	Tenant Improvements	App. C § 2(b)(6)
Excluded Operating Costs	§ 2D(4)(b)	Substantially Completed	App. C § 2(b)(6)
Fiscal Year	§ 2D(4)(e)	Taxes	§ 2D(4)(c)
Force Majeure	§ 21	Tenant Delay	App. C § 2(b)(10)
Governmental Requirements	§ 5A(4)(c)	Tenant Improvements	App. C § 2
Grace Period	§ 9A	Tenant Improvement
Hazardous Substances	§ 26	Allowance	App. C § 3(a)
HVAC	§4A	Tenant’s Broker	118
Qualified Capital Expenses	§ 2D(4)(a)	Tenant’s Proportionate Share
Including	§ 25C	of Operating Expenses	12
Land	11	Term	14
Landlord	Intro. Par.; § 25C	Untenantable	§ 4J
Landlord’s Broker	118	Usable Square Footage	§ 2E(3)
Landlord’s Base Rent Notice	App. H § 3	USF	§ 2E(3)
Lease	Intro. Par.; App. E	Visible Leased Premises	§ 3C(1)
Lease Month	§ 2D(4)(f)	Work	§ 5A(1)
Leased Premises	12; App. E
Lease Year	§ 2D(4)(d)

OFFICE LEASE

This Office Lease (the “Lease” or this “Lease”) is made as of February 26, 2015 (the “Effective Date”), between International Bank of Commerce, Laredo, Texas, a Texas state bank (the “Landlord”), and TA Holdings 1, Inc. d/b/a Skinny Pop, a corporation. The following Key Terms Schedule is an integral part of this Lease. Terms defined in this Key Terms Schedule shall have the same meaning throughout the Lease. Provisions in the Key Terms Schedule are referred to by Paragraph number [e.g., Paragraph 1 (Project)] and provisions in the Additional Terms and Conditions portion of this Lease are referred to by Section number [e.g., Section 1 (Lease Agreement)].

KEY TERMS SCHEDULE

1.	Project. (a) Building. IBC Bank Plaza will be a 194,794 Rentable Square Foot, 13 story class “A” building (the “Building”). The Building will be pre-registered as LEED Silver Core & Shell with the U.S. Green Building Council, (b) Land. The land upon which the Building is to be built is described as follows (the “Land”):

Lots 1,2,3, and 4, Block 51, of the ORIGINAL CITY OF AUSTIN, Travis County, Texas, according to the map or plat thereof, on record at the General Land Office of the State of Texas, together with the south 10’ of the twenty foot 20’ wide alley adjoining Lots 1,2,3 and 4 as vacated by the City of Austin by instrument recorded in Volume 659, Page 243 of the Real Property Records of Travis County, Texas.

2.	Leased Premises. The Leased Premises is Suite 1350 (the “Leased Premises” or “Suite 1350”) and outlined and depicted on Appendix A. Per the attached Appendix D Shell Building Letter the Multi-Tenant floor add on factor is 1.18858. Subject to Tenant’s and Landlord’s right to have the Leased Premises remeasured prior to accepting the Leased Premises for occupancy as provided for in Section 2(E)3, the following is the Rentable Square Feet (“RSF”) of the Leased Premises and its associated proportionate share of Operating Expenses (“Tenant’s Proportionate Share of Operating Expenses”):

Leased Premises	RSF	Tenant’s Proportionate Share of Operating Expenses
Suite 1350	11,087	5.6917%

3.	Commencement Date. The “Commencement Date” is the date Rent commences to accrue (being the date that Base Rent commences to be conditionally abated). The Commencement Date is the earlier to occur of the following:

(1)	Occupancy (as below defined) of any portion of the Leased Premises by Tenant; or

(2)	Seven days after Substantial Completion of the Tenant Improvements (as defined in this Lease).

“Occupancy” means Tenant’s occupancy of a portion of the Leased Premises for the conduct of Tenant’s business. Landlord and Tenant shall execute a Commencement Date and Base Rent Confirmation substantially in the form of Appendix E (Commencement Date and Base Rent Confirmation). Tenant shall sign the Commencement Date and Base Rent Confirmation form within seven business days after Tenant’s receipt of the full and correct Commencement Date and Base Rent Confirmation form, and Landlord’s written request to sign such form. Landlord shall sign such form within 10 business days after Landlord’s receipt of the signed form from Tenant, and promptly return an original of the fully executed form to Tenant. If the date that Substantial Completion occurs is delayed due to the time required to implement a Change Order requested by Tenant, the date of Substantial Completion shall be deemed to be the date on which the Tenant Improvements would have been substantially completed but for the delay due to the Change Order.

4.	Term. The term (the “Term”) of this Lease is 109 Lease Months, as may be extended pursuant to Appendix H attached hereto and incorporated herein for all purposes. The last day of the Term is called herein the “Termination Date”.

5.	Base Rental Rate. “Base Rent” is the aggregate of the Annual Base Rent payable by Tenant to Landlord determined in accordance with the Base Rent Chart for the Term of the Lease commencing on the Commencement Date. “Annual Base Rent” is the Base Rent for each of the Lease Years of the Term of this Lease. The “Base Rental Rate” is the amount of Base Rent on a RSF basis. Lease Month 1 begins on the Commencement Date. The Annual Base Rental Rate for Lease Year 1 (Lease Months 1 - 12) is $29.50 per RSF* of the Leased Premises and thereafter the Annual Base Rent increases as follows:

Base Rent Chart

Period	Lease Months	Annual Base Rent
Lease Year 1	Lease Months 1 - 12	$ 29.50/RSF*
Lease Year 2	Lease Months 13 - 24	$ 30.25/RSF
Lease Year 3	Lease Months 25 - 36	S31.00/RSF
Lease Year 4	Lease Months 37 - 48	S31.75/RSF
Lease Year 5	Lease Months 49 - 60	$ 32.50/RSF
Lease Year 6	Lease Months 61 - 72	$ 33.25/RSF
Lease Year 7	Lease Months 73 - 84	$ 34.00/RSF
Lease Year 8	Lease Months 85 - 96	$ 34.75/RSF
Lease Year 9	Lease Months 97 - 108	$ 35.50/RSF
Partial Lease Year 10	Lease Month 109	$ 36.25/RSF

*	Base Rent is conditionally abated for Lease Months 1-2 (the “Abated Rent”) subject to the terms and conditions set forth herein.

The Base Rent payable for a Lease Month (the “Monthly Base Rent”) is the Annual Base Rent set out in the above Base Rent Chart times the RSF of the Leased Premises divided by 12.

6.	Operating Expenses.

(a)	Tenant’s Proportionate Share. See Sections 2C(2) (Operating Cost Share Rent) and 2D (Payment of Operating Cost Share Rent). In addition to the Base Rent, Tenant is responsible for Tenant’s Proportionate Share of Operating Expenses during the Term of this Lease. Tenant’s Proportionate Share of Operating Expenses is set out in Paragraph 2 above.

Notwithstanding anything to the contrary in this Lease, starting with the 2017 calendar budget year annual increases in Controllable Operating Costs on which Tenant’s Proportionate Share is to be calculated shall be “capped” so as not to exceed increasing more than 6% per annum on a cumulative and compounding basis. “Controllable Operating Expenses” are all Operating Expenses other than taxes, utilities, insurance, minimum wage and costs to comply with governmental regulations or laws.

(b)	Audit Rights. Tenant has Operating Expense audit rights. See Section 2D(3) (Audit Rights).

7.	Tenant Improvement Allowance. See Appendix C (Work Letter). Landlord shall provide $32.28 per Rentable Square Foot in the Leased Premises as the Tenant Improvement Allowance for the construction of the Tenant Improvements, which allowance shall be disbursed in accordance with the provisions of Appendix C attached hereto.

Furthermore, Landlord shall provide an additional allowance (the “Additional Tenant Allowance”) up to an amount of $4.00 per Rentable Square Foot. Should Tenant use the Additional Tenant Allowance, the amount drawn down by Tenant will be amortized over the full lease term at an amortization rate of 7.0%

per annum, and therefore be paid back to Landlord by Tenant in the form of additional rent. No brokerage commissions shall be payable on the additional rent paid as part of the amortized Additional Tenant Allowance.

8.	Construction Process. Subject to the additional terms and conditions set out in the Lease, including at Appendix C (Work Letter), Landlord, through its designated agent, will supervise the construction of the Tenant Improvements and coordinate the relationship between the Tenant, the design consultants (e.g., architect, structural and MEP engineering), the general contractor (Trimbuilt (as defined in Appendix C) is hereby approved by Tenant and Landlord, otherwise such general contractor must be mutually approved by Landlord and Tenant), the Work, the Building and the Building’s systems. In consideration for Landlord’s construction supervision services, Tenant is to pay to Landlord a construction supervision fee equal to 3.5% of the cost of the Tenant Improvements (hard and soft).

9.	Assignment and Subletting. See Section 17 (Assignment and Sublease).

10.	Compliance with Law. See Section 7 Governmental Requirements and Building Rules).

11.	Building Management. IBC Bank Plaza will be professionally managed. Landlord has initially designated Endeavor Real Estate Group and its affiliates as the property manager of the Project.

12.	Non-Disturbance Agreement. Currently there is no lien granted by Landlord to a lender on the Project. Concurrently with the closing of any future loan secured by the Project, Landlord’s lender and Tenant are to execute a subordination, non-disturbance and attornment agreement as provided in Section 16 (Subordination to Ground Leases and Mortgages).

13.	Parking. See Section 4F (Parking).

(a)	Minimum Spaces: and Rates. Landlord shall make available to Tenant, throughout the Initial Term, parking spaces in the parking garage of the Building (the “Building Parking Garage”) during Building Operating Hours and Tenant rents from Landlord parking spaces on a “must take and pay” basis (the “Minimum Spaces”) 20 parking spaces, of which three parking spaces may at Tenant’s election be reserved parking and the reserved parking shall be contiguous parking spaces on the second level of the Parking Garage. Beginning on Lease Month 25, the Minimum Spaces shall increase to 25, of which four parking spaces may at Tenant’s election be reserved parking. Tenant shall pay Landlord at $160/space/month plus sales tax for non-reserved parking and $225/space/month plus sales tax per reserved space. These parking rates to Tenant are fixed for the first 36 Lease Months, and will adjust to the market rate(s) for reserved and unreserved parking spaces in comparable buildings in a four block radius of the Building thereafter. Tenant is not guaranteed parking after Building Operating Hours.

(b)	Reserved Parking. Of these parking spaces, three of the Minimum Spaces will be reserved parking spaces and shall be contiguous parking spaces on the second level of the Building Parking Garage. Tenant’s reserved parking is reserved only during Building Operating Hours.

(c)	Additional Parking. To the extent available and on a month-to-month basis, Tenant may lease additional parking spaces on a monthly basis at the then market monthly charges plus sales tax. Notwithstanding the foregoing, Tenant shall have the option to increase the Minimum Spaces to as many as 25 parking spaces at any time during the first 24 months of the Term by written notification to Landlord, and reserves the right to elect whether such parking spaces are reserved or unreserved spaces.

14.	Building Operating Hours. See Section 4A (Heating and Air Conditioning). Tenant shall have access to the Building, Building Parking Garage, and Leased Premises 24 hours per day, 7 days per week. Tenant shall have HVAC service during “Building Operating Hours”, which are:

7:00 AM - 6:00 PM Monday – Friday

7:00 AM - 12:00 PM Saturday.

15.	After Hours HVAC Charges. See Section 4A (Heating and Air Conditioning) and Appendix B (Rules and Regulations). After hours HVAC is available upon demand. The estimated rate per hour is $ 25.00 for the Leased Premises (it being acknowledged and agreed however that the same is just an estimate and such amount remains to be determined and shall be subject to change in the future).

16.	Signage. See Section 4L (Signs). Landlord provides tenant directory(ies) and Building-standard suite signage at Landlord’s expense on or before the Commencement Date.

17.	Security Deposit. An amount of $40.097.98 is to be deposited with Landlord on the Effective Date of this Lease.

18.	Brokers. Endeavor Real Estate Management, LLC is Landlord’s real estate leasing broker for this Lease (the “Landlord’s Broker”). Stream Realty Partners is Tenant’s real estate leasing broker for this Lease (the “Tenant’s Broker”). The commission (the “Brokerage Commission”) paid or payable by Landlord to Tenant’s Broker is set out in separate written agreements executed by the Landlord and the Tenant’s Broker. Landlord shall pay the commissions of each of Landlord’s Broker and Tenant’s Broker (the “Brokers”) subject to separate written agreement and shall indemnify, defend, and hold Tenant harmless from any claims that may be asserted by either such broker with respect to any such commissions and/or any other amounts that may be claimed by such brokers.

19.	Common Areas. “Common Areas” shall mean those areas located within the Building or on or in the Project for the common use or benefit of tenants generally and/or the public, including, without limitation, all parking facilities, hallways, lobbies, corridors, elevators, entrances and exits, restrooms, stairways, service areas (including, but not limited to, electrical, and mechanical rooms), and any other improvements or landscaping on the Land which are designated by Landlord from time to time, for the general use of all occupants of the Building.

ADDITIONAL TERMS AND CONDITIONS

1. LEASE AGREEMENT.

On the terms stated in this Lease, Landlord leases the Leased Premises to Tenant, and Tenant leases the Leased Premises from Landlord, for the Term beginning on the Commencement Date, and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2. RENT.

A. Types of Rent. “Rent” as used in this Lease means Base Rent, Operating Cost Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind except as provided for herein.

B. Place and Method of Payment. Tenant shall pay the following Rent in the form of a check to Landlord at such address, or by wire transfer to such account, as may be specified from time to time by Landlord to Tenant.

C. Payment of Rent. Tenant is to pay the following types of Rent:

(1) Base Rent. Tenant is to pay Base Rent in monthly installments in advance, on or before (at Tenant’s sole discretion) the first day of each Lease Month of the Term in the amount set forth on the Key Terms Schedule. If the Term begins on a day other than the first day of a month or ends on a day other than the last day of a month, the Base Rent and Tenant’s Operating Cost Share Rent for such partial month shall be prorated. Notwithstanding the foregoing, Tenant’s monthly installment of Base Rent shall be conditionally abated during the first two months of the Term; provided, that notwithstanding such abatement of Base Rent, Tenant’s Operating Cost Share Rent, all other Additional Rent and other sums due under the Lease shall not be abated and shall be payable as provided for in the Lease. The abatement of Base Rent is conditioned upon the full performance by Tenant of all of its obligations under the Lease, and if a monetary default by Tenant occurs and has not been cured within the applicable notice and cure period, then the abatement of Base Rent provided by this Section shall immediately become void and Tenant shall promptly pay Landlord the unamortized amount (using a straight-line or zero percent amortization rate) of the monthly Base Rent abated pursuant hereto.

(2) Operating Cost Share Rent. Subject to the limitations specified herein, Tenant is to pay Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs for the applicable Fiscal Year of the Lease, paid monthly in advance in an estimated amount.

(3) Additional Rent. Tenant is to pay as “Additional Rent” all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, including any interest for late payment of any item of Rent.

D. Payment of Operating Cost Share Rent.

(1) Payment of Estimated Operating Cost Share Rent. Landlord shall provide a reasonable, good faith estimate of the Operating Costs of the Project (including Taxes, as defined below) by February 1 of each Fiscal Year based on a budget prepared by Landlord in accordance with standard industry and accounting practices. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project. Within 30 days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord l/12th of Tenant’s Proportionate Share of the estimated Operating Costs for such year, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. Thereafter, on the first day of each month thereafter, Tenant shall pay Landlord 1/12th of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable (“Operating Cost Share Rent”).

(2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous Fiscal Year (the “Operating Cost Report”) by May 1 of each year, or as soon as reasonably possible thereafter but in no event later than June 30 of any given year, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant (inclusive of any Equitable Adjustments, as defined below, thereto), and (c) the amount of Operating Cost Share Rent paid by Tenant. At a minimum, the Operating Cost Report shall be broken down into at least eight categories of costs. Within 30 days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Rent next coming due (or if the Term of this Lease has ended and Tenant has no further obligation to Landlord, then Landlord shall pay such excess to Tenant within 20 days of delivery of such Operating Cost Report).

(3) Audit Right. So long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall have the right to have a certified public accounting firm, acting as Tenant’s agent, and with demonstrated experience in review of leasehold operating expenses (provided that any such 3rd party auditor shall provide such service on a non-contingency basis), examine, copy and audit Landlord’s books and records establishing the Operating Costs for any year for a period of 180 days following the date that Tenant receives the Operating Cost Report for such year from Landlord. Tenant shall give Landlord not less than 15 days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place at the Building. All costs of the accounting firm’s examination and audit shall be borne by Tenant; provided however, for any Fiscal Year after the earlier of (i) 2016 or (ii) the year occurring after the initial stabilization of the

Building (meaning that the Building is at least 95% occupied), if the audit shows that the costs stated in the Operating Cost Report being audited was overstated by more than 3%, then Landlord shall pay the reasonable cost of such audit. If, pursuant to the audit, the payments made for such year by Tenant exceed Tenant’s required payment on account thereof for such year, Landlord shall credit the amount of overpayment against Rent next coming due starting within 30 days after conclusion of the examination and audit (or refund such overpayment within 30 days after conclusion of the examination and audit if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the payments made by Tenant for such year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within 30 days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Landlord’s Operating Cost Report for such calendar year.

(4) Definitions.

(a) Included Operating Costs. “Operating Costs” means the following (except to the extent they are Excluded Operating Costs) all actual expenses, costs and disbursements of any kind which are directly attributable and allocable to the Project, paid or incurred by Landlord, calculated in accordance with generally accepted accounting principles, in connection with the management of the Building (including the lesser of (i) a market management fee for comparable buildings or (ii) 4% of Base Rent and Operating Cost Share Rent), maintenance, operation, insurance, repair, replacement and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used on-site and in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease, and including any costs related to maintaining and managing the Building with green building standards (e.g., costs related to maintaining and managing LEED certification). Operating Costs shall also include Taxes and the costs of any capital improvements which are intended to reduce Operating Costs, or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, “Qualified Capital Expenses”); provided, that the costs of any Qualified Capital Expense shall be amortized by Landlord, together with an amount equal to interest at 10% per annum, over the estimated useful life of such item in accordance with generally accepted accounting principles and such amortized costs are only included in Operating Costs for that portion of the useful life of the Qualified Capital Expense which falls within the Term; provided, however, the maximum amount which is added to Operating Costs for any given calendar year for capital improvement item(s) installed for the purpose of reducing Operating Costs shall not exceed the lesser of (1) the annual amortization of the cost of the item(s) or (2) the actual costs saved as a result of the installation thereof in excess of amounts previously amortized therefor.

If the average amount of the Rentable Square Feet of the Building leased during any Fiscal Year of the Term is less than 185,054 rentable square feet (95% of the 194,794 rentable square feet in the Building) on an average annualized basis, and Landlord estimates in its reasonable discretion that the Operating Costs actually incurred by Landlord for the variable costs of (i) janitorial services, and (ii) electricity, water and wastewater services for the Building are lower than what would be incurred for such items if at least 185,054 rentable square feet of the Building were occupied, then at Landlord’s election appropriate adjustments using reasonable cost projections based on industry standards (calculated in a manner which is consistent with the methodology put forth in this Lease) shall be made to increase Operating Costs for such calendar year for the variable costs incurred for janitorial services, and electricity, water and wastewater services as specified above as though Landlord had furnished janitorial services, and electricity, water and wastewater services to -185,054 rentable square feet of the Building. Notwithstanding Landlord’s right to adjust the four expenses as provided above or anything contained in this Lease to the contrary, in no event will Landlord bill tenants of the Building or collect from tenants of the Building more than 100% of the actual amount incurred by Landlord for any calendar year for each item specified above. In the event an adjustment (increase(s)) is made pursuant to the terms stated above, Landlord shall provide Tenant with written notice specifying in reasonable detail the adjustment which was made (including the specifics of the calculation) at the same time Landlord provides Tenant the Operating Cost Report specified in Section 2(D)2 of this Lease. For the purposes of this paragraph, Landlord and Tenant agree the average amount of the Rentable Square Feet of the Building leased shall be determined by the total amount of Rentable Square Feet specified in all of the leases in the Building for which the commencement date of each lease term has begun for each such calendar year during the Term of the Lease. If Landlord does not furnish any particular service whose cost would have constituted an

Operating Cost to a tenant other than Tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant based on the cost to provide the particular service to other tenants in the Building. Landlord may elect to segregate Operating Costs into two or more subcategories. For example, Landlord may segregate electrical costs and/or other utility costs from other Operating Costs. If Landlord elects to make that segregation, Tenant’s Proportionate Share of Operating Costs shall be determined separately for each such subcategory by making separate calculations of each subcategory of Operating Costs. In the event Landlord reasonably determines from time to time that measurably different amounts or types of services, work or benefits associated with Operating Costs are being provided to or conferred upon such class or group of tenants, Landlord may (and, in connection with any written request by Tenant for Landlord to so create Costs Pools which request results in Landlord making such determination, Landlord shall) equitably allocate some or all of the Operating Costs for the Project among different portions or occupants of the Project (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Building and any retail space tenants of the Building. The Operating Costs within each such Cost Pool shall be allocated and charged to the tenants and/or owners within such Cost Pool in a reasonable manner (if not provided for pursuant to separate agreement). Operating Costs for 2015 are currently projected to be $13.90 per RSF.

(b) Excluded Operating Costs. Operating Costs shall not include (“Excluded Operating Costs”):

(1) allowances, concessions and other costs of alterations of tenant leased premises and/or renovating or otherwise improving space for specific current or future occupants of the Building or vacant leasable space in the Building;

(2) costs of initial construction of the Building, and the costs of capital improvements other than Qualified Capital Expenses;

(3) interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(4) real estate brokers’ leasing commissions or any fee in lieu of such commission or any other cost incurred in procuring tenants and/or in the leasing, marketing and/or promotion of the Building to tenants of the Building and/or prospective tenants;

(5) legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

(6) any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise (or would be entitled to reimbursement had Landlord been in compliance with its insurance obligations hereunder and/or had submitted a claim to is insurer), except by Operating Cost Share Rent;

(7) the cost of any service furnished to any tenant of the Project which Landlord does not make available to Tenant;

(8) depreciation (except on any Qualified Capital Expenses);

(9) franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(10) legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2D(2) above;

(11) compensation paid to officers and executives of Landlord and the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building or for any employee above the grade of property manager;

(12) fines, late fees penalties and interest;

(13) collection costs and legal fees paid in disputes with tenants including, but not limited to, legal expenses for services, other than those that benefit the tenants of the Building generally;

(14) costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project);

(15) governmental charges, impositions, penalties or any other costs incurred by Landlord in order to clean up, remediate, remove or abate any Hazardous Materials;

(16) bad debt loss, or reserves of any kind, including, but not limited to reserves for bad debt, rent loss or capital items;

(17) repairs, alterations, additions, improvements, replacements made to rectify or correct any defect in the design, materials or workmanship of the Building, the Project, or the Land;

(18) the cost of any special work or service performed for any tenant (including Tenant) at such tenant’s cost, including utilities charged to individual tenants (including Tenant) and after hours HVAC;

(19) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (including compensation paid to clerks, attendants or other persons in connection with the operations of the Building Parking Garage);

(20) amounts paid to any party, including a division or affiliate of Landlord, providing materials, services, labor, or equipment to the extent that such amounts exceed the competitive costs of such materials, services, labor or equipment when provided by an independent party in an arm’s-length transaction;

(21) costs to maintain a marketing office;

(22) rental payments for base building equipment such as HVAC equipment and elevators (excluding EMS monitoring equipment);

(23) any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord;

(24) political contributions;

(25) charitable contributions, contributions to civic organizations and entertainment charges (except for entertainment made available to all of the tenants of the Building generally), unless approved in writing by Tenant;

(26) all acquisition costs for sculptures, paintings or other works of art;

(27) the cost of any repairs occasioned by eminent domain, whether or not covered by the eminent domain award; and

(28) premiums for terrorism or earthquake insurance.

(c) Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the business of ownership, leasing, and/or renting space in the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, assessments by any property owners association or under any deed or other restrictive covenants and any tax levied on the rents hereunder or the interest of Landlord under this Lease, including the so-called “margins tax” passed by the Texas Legislature, as the same may be amended or modified from time to time but only to the extent and for so long as such taxes are determined by reference to the “taxable margin” of Landlord, such taxes to be apportioned as provided by the Texas Tax Code and determined using elections or methods applicable to Landlord that result in the lowest taxable margin, with such taxes being allocated to the Project under generally accepted accounting principles based on the portion of the taxable margin of Landlord from the Project relative to the taxable margin from other sources of Landlord and its affiliates included in any combined group report (the “Rent Tax”). Taxes shall also include all reasonable fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes. Upon Tenant’s reasonable request, Landlord agrees to protest any substantial increases in Taxes.

(d) Lease Year. “Lease Year” means Lease Year 1 and each consecutive 12-month period following Lease Year 1. “Lease Year 1” is a 12-month period, beginning with the Commencement Date and extending 12 calendar months thereafter. If the Commencement Date is not the first day of a calendar month, then Lease Year 1 shall be the period from the Commencement Date and extending 12 calendar months and the number of days required thereafter to reach the end of the calendar month in which the Commencement Date occurred, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(e) Fiscal Year. “Fiscal Year” means the calendar year, except that the first Fiscal Year and the last Fiscal Year of the Term may be a partial calendar year.

(f) Lease Month. “Lease Month” means each of the calendar months occurring during a Lease Year, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Month shall be the period commencing on the Commencement Date and through the final day of the calendar month in which the Commencement Date occurred.

(g) Operation Standard. Landlord agrees that it will not collect or be entitled to collect Operating Costs from all of its tenants in an amount which is in excess of 100% of the Operating Costs actually paid or incurred by Landlord in connection with the operation of the Project. In any event, Landlord shall use good faith efforts to minimize the amount of Operating Costs consistent with its obligation to maintain the Class A character and first class nature of the Building.

(h) Cap on Controllable Operating Costs. Notwithstanding anything contained herein to the contrary, for purposes of determining Operating Costs payable by Tenant hereunder for the third or any succeeding Lease Year during the initial Lease Term, in no event shall the aggregate amount of the Operating Costs that are “controllable” exceed the amount of such controllable Operating Costs that would be incurred during such Lease Year if such controllable Operating Costs incurred during the first Lease Year increased by 6% per annum each year after the first Lease Year. For purposes hereof, the term “controllable” shall mean all items of Operating Costs that are within the reasonable control of Landlord, but shall specifically exclude utility expenses, insurance costs, taxes, assessments, governmental charges, costs to comply with governmental requirements, and costs incurred because of Force Majeure.

E. Computation of Base Rent and Rent Adjustments.

(1) Prorations. If the Commencement Date of this Lease is on a day other than the first day of a month, Base Rent and Operating Cost Share Rent shall be prorated for such partial month based on the actual number of days in such month. If the Term of this Lease begins on a day other than the first day, or ends on a day other than the last day, of the Fiscal Year, Operating Cost Share Rent shall be prorated for the applicable Fiscal Year.

(2) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of (i) the maximum legal rate allowed by law or (ii) 10% per annum.

(3) Rent Adjustments. The square footage of the Leased Premises and the Building set forth in the Schedule have been calculated by the project architect based on the standards of the Building Owners and Managers Association standard method for measuring floor area in office buildings, ANSI/BOMA Z65.1-1996 (“BOMA”) of rentable square footage (“RSF” or “Rentable Square Footage”) and usable square footage (“USF” or “Usable Square Footage”) as applied to the finished construction plans for the Building; provided that prior to accepting the Leased Premises for occupancy, Tenant and Landlord shall have the rights to re-measure the Leased Premises and/or the Building to establish the actual RSF and USF set forth in this Lease. If the remeasurement is performed at the request of the Tenant as opposed to Landlord’s direction, Tenant shall bear the cost of the remeasurement unless such remeasurement reveals a discrepancy of greater or equal to a 2% decrease in RSF. Upon completion of such remeasurement, the parties will execute an amendment to this Lease to state or correct the RSF, USF, Tenant’s Proportionate Share, and the amounts of Base Rent payable per month and per year during each Lease Year, and the amounts set forth in the amendment will be conclusive and binding on the parties for the remainder of the Term. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.

(4) Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to a refund of any amount from Landlord. Landlord may commingle any payments made with respect to Operating Cost Share Rent, without payment of interest.

3. PREPARATION. CONDITION. POSSESSION AND SURRENDER OF LEASED PREMISES.

A. Condition of Leased Premises. Except to the extent of Tenant Improvements specified in Appendix C, and the improvements specified in Appendix D. Landlord is leasing the Leased Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Leased Premises except for Landlord’s maintenance, repair and other obligations set forth in this Lease. Notwithstanding the foregoing, (i) Landlord shall deliver the Leased Premises to Tenant with the Building structure and the systems and the improvements specified in Appendix D serving the Leased Premises in good operating order and condition, free of Hazardous Materials, and in compliance with all laws and (ii) Tenant does not accept the Leased Premises subject to latent defects in the Leased Premises of which Tenant notifies Landlord in writing within 12 months after the Commencement Date. Landlord shall cause the Building Shell to be completed in accordance with the Work Letter attached as Appendix C.

B. Tenant’s Possession. Tenant’s taking Occupancy shall be conclusive evidence that the Leased Premises is as of the date of such Occupancy in good order, repair and condition except for any Punch List Items (as defined in Appendix C). If Landlord authorizes Tenant to (and Tenant actually takes) Occupancy of the Leased Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Base Rent at the rate set forth for the First Lease Year in the Schedule prorated for any partial month.

C. Maintenance.

(1) By Tenant. Throughout the Term, except for the Landlord’s maintenance, replacement, and repair obligations specified in this Lease Tenant shall maintain the Leased Premises in a clean, safe, and operable condition, loss or damage caused by the elements or Landlord and/or any party related thereto, wear and tear, condemnation, and fire and other casualty excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Leased Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation within 15 days after the Tenant’s receipt of Landlord’s written request specifying the maintenance and/or cleaning Landlord is requesting, Landlord may, but need not, restore the Leased Premises to such condition and Tenant shall pay the reasonable cost thereof. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition any air conditioning unit exclusively serving Tenant’s computer server room. With respect to any portion of the Leased Premises visible from any common area inside the Building (the “Visible Leased Premises”). Tenant shall (i) maintain such Visible Leased Premises and furniture, fixtures and equipment located therein in a neat and first-class condition throughout the Term and any extension thereof, (ii) not use the Visible Leased Premises exclusively for storage, (iii) obtain Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, as to the interior paint color, signage, and carpeting, contained in the Visible Leased Premises, (iv) complete within the Visible Leased Premises any cleaning reasonably requested by Landlord within two business days after Landlord’s written request therefor, and (v) complete within the Visible Leased Premises any repairs necessary to fulfill Tenant’s obligations under this Lease within five business days after Landlord’s written request therefor specifying the repair Landlord is requesting and thereafter diligently pursue the same to completion, but no longer than 30 days. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Project caused by Tenant or its employees, agents, or invitees unless the cost of said repair or replacement is otherwise covered by Landlord’s insurance or would have been covered by Landlord’s insurance had Landlord obtained and maintained the insurance required in this Lease. If the repair or replacement is not subject to Landlord’s insurance as specified in the preceding sentence, and Tenant fails to commence to make such repairs or replacements within 15 days after (i) the occurrence of such damage, and (ii) Tenant’s receipt of written notice from Landlord specifying the repair(s) or replacement(s) Landlord is requesting, and thereafter diligently pursue the completion thereof (or, in the case of a bona fide emergency, such shorter period of time as is reasonable given the circumstances, which emergency and shorter period will be specified in Landlord’s written notice to Tenant specifying the repair(s) or replacement(s) Landlord is requesting, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Leased Premises, or if such damage occurs inside the Leased Premises but affects the Building’s Systems and/or Building’s structure or any other area outside the Leased Premises, and the repair or replacement related to such damage is not subject to Landlord’s insurance coverage as specified above in this paragraph, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section, in each case plus an administrative fee of 6 % of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor. Tenant’s obligations to repair and/or maintain contained in this paragraph shall be limited to the interior of the Leased Premises, and shall in no event include any structural elements, any building systems (including without limitation plumbing systems, sprinkler systems, and HVAC ducts), regular wear and tear or casualty loss to the extent that they are to be insured by property insurance specified to be carried by Landlord in this Lease.

(2) By Landlord. Landlord shall maintain and repair the Common Areas of the Project, Building’s structure, the Building’s Systems (including, but not limited to, electrical, HVAC, life-safety, plumbing, storm water and other drainage, elevator, and sprinkler systems) serving the Leased Premises as well as all other portions of the Project, the parking areas and other exterior areas of the Project, including driveways, alleys, landscape and grounds of the Project and utility lines in a good condition, and the exterior walls, windows, roof, and foundation in a manner consistent with the operation of similar Class A office buildings in the market in which the Project is located, including maintenance, repair and replacement of the exterior of the Project (including painting), landscaping, sprinkler systems and any items normally associated with the foregoing. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent specifically excluded hereunder. Notwithstanding anything to the contrary contained herein, Landlord shall, in its commercially-reasonable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action, and Landlord shall not be liable for failure to make any repairs until receipt of written notice from Tenant of the need for such repairs and a reasonable time for Landlord to commence and complete such repairs.

4. PROJECT SERVICES.

Landlord shall furnish services as follows:

A. Heating and Air Conditioning. During the Building Operating Hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, and 7:00 a.m. to 12:00 p.m. on Saturday, excluding New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (“Building Holidays”). Landlord shall furnish heating and air conditioning and ventilation (“HVAC”) in the Leased Premises and the Common Areas inside the Building to provide a comfortable temperature for the use and occupancy of these areas as maintained in comparable buildings not owned or controlled by Landlord or an affiliate in close proximity to the Building (with good faith efforts to try and maintain temperatures between 72 and 76 degrees Fahrenheit), except to the extent Tenant installs equipment which is not typically found in other tenant spaces in the Building, and such equipment adversely affects the comfortable temperature maintained by the air conditioning system. If Tenant installs such equipment and Tenant does not modify and/or remove such equipment within 10 days of Tenant’s receipt of Landlord’s written notice documenting the adverse condition, Landlord may install supplementary air conditioning units in the Leased Premises which are necessary to maintain the comfortable temperature in the Leased Premises, and Tenant shall pay to Landlord as Additional Rent the cost of installation, operation and maintenance thereof within 30 days after Landlord has delivered to Tenant an invoice(s) therefor and reasonable substantiation for all amounts.

Landlord shall furnish HVAC service (i) before or after the Building Operating Hours or (ii) on Building Holidays, upon the written request (or such other means as may be reasonably requested by Landlord) by Tenant delivered to Landlord’s designated property manager before 3:00 p.m. on the business day preceding such required service, and Tenant shall pay to Landlord its then standard cost of such services within 30 days after Landlord has delivered to Tenant an invoice therefor. Landlord’s reasonable estimate for 2015 after-hours charges that is being utilized for all tenants in the Building for HVAC is $25 per hour per zone (zones are a full Floor in the Building), plus any applicable sales or other taxes; however, Landlord and Tenant agree that such figure may be adjusted after Landlord provides Tenant with a minimum of 15 days advance written notice for increases which will be based solely on increases in Landlord’s actual electrical costs for providing such services and shall not be interpreted as the maximum amount which may be charged to Tenant during the Term. Landlord agrees that the costs charged to all tenants in the Building for such after-hours service shall be the same, and no tenant shall be provided such service at a reduced rate and/or for free.

B. Elevators. Landlord shall provide passenger elevators for ingress and egress to the floor on which the Leased Premises is located in common with Landlord and all other tenants of the Building provided that Landlord may reasonably limit the number of operating elevators before or after Building Operating Hours and on Building Holidays, but in any event no less than one elevator shall be available at all times and provide service. Tenant shall have the use of the freight elevators during Building Operating Hours free of charge, including during the performance of Tenant’s Work and furniture move-in.

C. Electricity. Landlord shall provide sufficient electricity to operate normal office lighting and equipment. Tenant shall not install or operate in the Leased Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use, without obtaining the prior written consent of Landlord. If any or all of Tenant’s equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, or if Landlord reasonably determines that Tenant is using electricity materially in excess of a normal office tenant, then such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall, at Landlord’s election, be submetered by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord’s average cost of electricity. Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 2C(2) (Operating Cost Share Rent) to pay its Proportionate Share of Operating Costs.

D. Water. Landlord shall furnish tap water for drinking and toilet purposes at those points of supply provided for general use of tenants of the Building.

E. Janitorial Service. Landlord shall furnish janitorial services five days per week after 6:00 p.m. if provided on any day Monday through Friday. The current janitorial specifications are attached hereto as Appendix F (Janitorial Specifications).

F. Electric Lighting Service. Electric lighting service for the Leased Premises, Common Areas and parking facilities, and replacement of all light bulbs and lamps, ballasts and starters and/or any other part associated with such electric lighting in all such areas;

G. Property Management Services. Landlord shall provide property management services;

H. Other Services. Landlord shall provide the following additional services and/or equipment:

(1) washing of the outside windows in the Leased Premises not less than once per calendar year;

(2) general maintenance of all Common Areas including removal of trash, snow and ice therefrom;

(3) pest control for the Leased Premises, Building and Project;

(4) sprinkler and fire alarm systems as required by governmental authorities for the Building and Project;

(5) interior plant maintenance in the Common Areas; and

(6) landscaping services;

Unless specified to the contrary in this Lease, all of the services stated herein shall be provided at a level which is equal to that found in comparable, multi-tenant office buildings in Austin, Texas not owned or controlled by Landlord or an affiliate in close proximity to the Building.

I. Parking. In the event of any conflict between the terms of this Section 41. and the terms of Paragraph 13 on the Key Terms Schedule, the terms of Paragraph 13 shall govern and prevail.

(1) Rates. Tenant shall be directly responsible to Landlord or, if applicable, any parking facility operator (in either event, the “Operator”) as directed by Landlord in a written notice to Tenant (i) prior to the Commencement Date, and (ii) at any time thereafter for the payment of any and all fees and charges for all reserved and non-reserved parking spaces provided hereunder based on the rates stated above in Paragraph 13. Tenant shall not tow cars or otherwise enforce its parking rights against third parties unless the Operator fails or refuses to do so after written notice from Tenant.

(2) Rules and Regulations. Landlord shall use commercially reasonable efforts to enforce Tenant’s parking rights against third parties. Landlord shall have the right, but not the obligation, to impose reasonable rules and regulations as Landlord may deem necessary to regulate parking within the Project provided such existing and/or future rules and regulations (i) are consistent for all tenants of the Buildings, (ii) applied uniformly among all tenants of the Buildings, and (iii) do not materially and adversely affect Tenant’s use and occupancy of the Building Parking Garage including registration of license plate numbers for vehicles driven by Tenant’s employees, issuance and monitoring of parking tags or permits and/or controlled access points.

(3) DISCLAIMER. LANDLORD SHALL NOT BE LIABLE FOR ANY DAMAGE OR LOSS TO ANY AUTOMOBILE (OR PROPERTY THEREIN) PARKED IN, ON OR ABOUT SUCH PARKING AREAS, OR FOR ANY INJURY SUSTAINED BY ANY PERSON IN, ON OR ABOUT SUCH AREAS.

(4) Retail Spaces. Landlord shall have the right to designate certain parking spaces as reserved for retail customers during certain days of the week and/or during certain times, as reasonably determined by Landlord; provided, however, such designation does not adversely affect Tenant’s rights hereunder (including Tenant’s rights with respect to the number and agreed upon location of parking spaces).

J. Interruption of Services. If any of the Leased Premises, Building and/or Project equipment or machinery ceases to function properly for any cause Landlord shall use commercially reasonable diligence to repair the same promptly. Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent except as provided for herein, nor relieve Tenant from fulfillment of any covenant or agreement hereof. If, however, the Leased Premises or any portion thereof are rendered Untenantable for a period of seven consecutive days following Landlord’s receipt from Tenant of a written notice regarding such matters (the “Eligibility Period”) as a result of the failure to provide any service(s) specified in this Section 4. Tenant’s Base Rent and Operating Cost Share Rent shall be abated after the expiration of the Eligibility Period for such time as the Leased Premises (or portion thereof, as the case may be) remain Untenantable, in the same proportion as the rentable area rendered Untenantable bears to the total rentable area of the Leased Premises; provided, however, there shall be no abatement of Base Rent and Operating Cost Share Rent, if the failure is caused by a governmental directive or failure of a utility provider to provide service to the Project and Landlord has no control over such failure and/or has not caused such failure. As used herein, “Untenantable” means the Leased Premises is in a condition not reasonably usable or accessible by Tenant or its employees for the conduct of its business.

K. Building Access. At all times during the initial Term, Landlord shall install and maintain an electronic card-key or equivalent access control system for entry into the Building, Building Parking Garage, and for elevator operation before or after Building Operating Hours and/or on Building Holidays for the use of Tenants well as their employees. On or before the Commencement Date, Landlord shall furnish to Tenant 30 access cards which will permit access to the Building and for elevator operation at the times specified in the preceding sentence, with up to 25 of those access cards providing access to the Building Parking garage 24 hours per day, seven days per week, 356 (or 366) days per year, and no Tenant Party shall make a duplicate thereof. Thereafter, Tenant shall pay to Landlord the then-current reasonable charge for (and have access to) additional access cards for access to the Building, elevator, and Building Parking Garage or replacement of any lost access cards or for any additional access cards, but in no event shall more than 25 access cards have the capability to enter the Building Parking Garage subject to the next sentence. If Tenant needs additional parking spaces, Tenant shall be responsible for paying for the additional parking spaces at the rights set forth in Paragraph 13 of the Key Terms Schedule and such parking spaces shall have access cards as set forth above.

L. Signs. Landlord, at its sole cost and expense, shall include Tenant’s name in the Building-standard lobby directory, and any other signage directory, and shall install building standard suite signage next to Tenant’s entrance. In addition, see Section 16 of the Key Terms Schedule.

M. Security. Landlord shall provide one on-site security personnel 24 hours per day, 365 (366) days per year. Landlord shall have the right from time to time to adopt such additional policies, procedures and programs as it shall, in Landlord’s sole discretion, deem necessary or appropriate for the security of the Building, and Tenant shall cooperate with Landlord in the enforcement of, and shall comply with, the policies, procedures and programs adopted by Landlord insofar as the same pertain to Tenant, its agents, employees, contractors and invitees. Landlord agrees to maintain access control procedures at all times. Tenant acknowledges that the safety and security devices, services and programs provided by Landlord from time to time, if any, may not prevent theft or other criminal acts, or insure the safety of persons or property, and Tenant expressly assumes the risk that any safety device, service or program may not be effective or may malfunction or be circumvented. IN ALL EVENTS AND NOTWITHSTANDING ANY PROVISION OF THIS LEASE TO THE CONTRARY, LANDLORD SHALL NOT BE LIABLE TO TENANT, AND TENANT HEREBY WAIVES ANY CLAIM AGAINST LANDLORD TO THE MAXIMUM EXTENT PERMITTED BY LAW, FOR (I) ANY UNAUTHORIZED OR CRIMINAL ENTRY OF THIRD PARTIES INTO THE LEASED PREMISES OR THE BUILDING, (n) ANY INJURY TO OR DEATH OF PERSONS, OR (m) ANY LOSS OF PROPERTY IN AND ABOUT THE LEASED PREMISES OR THE BUILDING BY OR FROM ANY UNAUTHORIZED OR CRIMINAL ACTS OF THIRD PARTIES, REGARDLESS OF ANY ACTION, INACTION, FAILURE, BREAKDOWN, MALFUNCTION AND/OR INSUFFICIENCY OF THE SECURITY SERVICES PROVIDED BY LANDLORD, OR ANY ALLEGATION OF ACTIVE OR PASSIVE NEGLIGENCE ON THE PART OF LANDLORD, EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. Tenant shall obtain insurance coverage to the extent Tenant desires protection against criminal acts and other losses.

5. ALTERATIONS AND REPAIRS.

A. Landlord’s Consent and Conditions.

(1) Plans and Specifications. Except as contemplated under Appendix C hereto. Tenant shall not make any improvements or alterations to the Leased Premises without in each instance submitting plans and specifications to Landlord and obtaining Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Improvements or alterations made to the Leased Premises is referred to herein as the “Work” or the “Tenant Improvements.” Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or the mechanical, electrical, or plumbing systems of the Building, (b) impacts any other tenant’s leased premises, or (c) is visible from the corridor outside the Leased Premises.

(2) Costs. Except as contemplated under Appendix C hereto including, but not limited to, the Tenant Improvement Allowance, Tenant shall pay for the cost of all Work.

(3) Trade Fixtures. All Work shall become the property of Landlord upon its installation, except for Tenant’s moveable trade fixtures, machinery, equipment, other personal property and items which Landlord requires Tenant to remove pursuant to Sections 5D and 5E.

(4) Conditions. The following requirements shall apply to all Work:

(a) Commencement Submittals. Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord.

(b) Coordination with Other Contractors. Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(c) Governmental Requirements. The Work shall be performed in a good and workmanlike manner, meeting the standard for the typical construction and quality of materials in the Building that exists at the time of such Work, and shall comply with all reasonable insurance requirements based on the type and scope of work being provided and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

(d) No Disruption of Tenants. Tenant shall perform all Work in such manner as is consistent with Landlord’s standard practices in the Building to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(e) Landlord’s Policies, Rules and Procedures. Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” in effect at the time the Work is performed provided that such Policies, Rules and Procedures for Construction Projects are applicable to all tenants of the Building, and are enforced by Landlord in a non-discriminatory manner among all tenants of the Building.

(f) Landlord Supervision. Except as provided in Appendix C, Tenant shall permit Landlord to supervise such Work. In such an event, Landlord may charge a supervisory fee not to exceed 1.5%. if Tenant’s contractor performs the work, or 3.5% of labor, material and all other hard costs of such Work if Landlord’s employees or contractors perform such Work.

(g) Completion Submittals. Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens from all contractors and subcontractors, CADD as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord’s “Policies, Rules and Procedures for Construction Projects”.

B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Leased Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage (which repairs shall be part of Operating Costs unless excluded under Section 2D(4)(b) Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall maintain the Leased Premises in accordance with the terms and conditions of Section 3C of this Lease.

C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant in the Leased Premises, then Tenant shall at its expense within 20 days after receiving written notification of such lien or claim either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such 20 day period, provide Landlord adequate security for the lien or claim by bonding in accordance with the Texas Property Code, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may upon prior written notice to Tenant discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D. Ownership of Improvements. All Work as defined in this Section 5, together with all partitions, hardware, equipment, machinery and other improvements and fixtures (including, without limitation, supplemental FTVAC equipment, generators and UPS systems and related components, but expressly excluding Tenant’s moveable trade fixtures, machinery, equipment, and other personal property), constructed or installed in or on the Leased Premises by either Landlord or Tenant shall become Landlord’s property upon construction or installation without compensation to Tenant, unless Landlord consents to or requires its removal at the time of giving its consent to such construction or installation. Landlord is to notify Tenant prior to Landlord’s commencement of the Work which, if any, of the Tenant Improvements will be required to be removed by Tenant.

E. Removal at Termination. Upon the termination of this Lease or of Tenant’s right of possession, Tenant shall remove from the Building (i) its trade fixtures, furniture, moveable equipment and other personal property, (ii) any improvements which are required to be removed by Tenant pursuant to Section 5D, and (iii) any improvements made by Tenant to any portion of the Building or the Project other than the Leased Premises. Furthermore, upon the termination of this Lease or of Tenant’s right of possession, Tenant shall either (a) remove any and all computer, telephone, server and fiber cabling installed by or on behalf of Tenant in the Leased Premises or the Building (“Cabling”), or (b) leave all such Cabling installed in place provided that such Cabling shall be in working condition, terminated at both ends at a connector or other similar equipment and appropriately labeled or tagged. Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may remove, dispose of or store any part thereof in any manner at Tenant’s sole cost. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects hereunder to treat such property as having been abandoned by Tenant, Tenant shall pay to Landlord, upon demand, any reasonable out-of-pocket expenses incurred by Landlord for the removal, repair or disposition of such property.

F. Approved Alterations. Notwithstanding the foregoing, Tenant may make improvements or alterations without obtaining Landlord’s prior written consent and without payment of any additional fees, provided that Tenant gives Landlord reasonable prior written notice of same and further provided that such improvements or alterations (1) are purely cosmetic in nature (including painting, carpeting, and the installation of floor covering or wall covering), (2) will not constitute or give rise to a design or structure problem, (3) cost less than Ten Thousand Dollars ($10,000) in any one instance, and (4) do not require a governmental permit of any kind.

6. USE OF LEASED PREMISES. Tenant shall use the Leased Premises only for general office purposes in compliance with all applicable laws, rules and regulations. Tenant shall not allow any use of the Leased Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Leased Premises. Tenant shall not allow any use of the Leased Premises which would unreasonably interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Leased Premises, or allow any offensive noise or odor in or around the Leased Premises.

7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Leased Premises, including without limit the Americans with Disabilities Act of 1990 and all regulations thereunder (the “ADA”). Tenant shall, at its expense (which can be paid from the Tenant Improvement Allowance defined in Appendix C), be responsible for ADA compliance with respect to the Tenant Improvements constructed by it to the Leased Premises. Landlord shall comply with all Governmental Requirements applying to the Building and the Common Areas, including without limitation, the ADA. Subject to the terms of this Lease, Landlord shall be permitted to pass-through to Tenant as an Operating Cost the cost of any alterations, additions or improvements required to cause the Building to comply with any amendment of the ADA, ADA regulations or similar laws promulgated after the date of this Lease. Accordingly, Landlord shall not pass-through to Tenant as an Operating Cost the cost of any alterations, additions or improvements required to cause the Building to comply with the ADA as it exists before the date of this Lease. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Tenant Improvements comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant; and if any governmental authority shall deem the Leased Premises to be a “place of public accommodation” under the ADA or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Leased Premises under such laws. If, solely as a result of Tenant’s use and occupancy of the Leased Premises, or the making of any alterations, additions or improvements therein, any additions, alterations or improvements shall be required to be made by Landlord to any part of the Leased Premises or the Building to comply with any requirements of the ADA, Tenant shall reimburse Landlord for the cost incurred by Landlord to effect such compliance within 15 days of Tenant’s receipt of Landlord’s invoice. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord, so long as the rules are equitably applied to all tenants of the Building and uniformly enforced. To the extent any such rules and regulations are in conflict with the terms of this Lease, then the Lease terms shall control. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply all such rules and regulations uniformly with respect to Tenant and all tenants in the Building. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord’s “Policies, Rules and Regulations for Construction Projects” subject to the terms specified in Section 5.

8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A. WAIVER OF CLAIMS. TO THE EXTENT PERMITTED BY LAW, EACH OF TENANT AND LANDLORD (THE “RELEASING PARTY”) WAIVES AND RELEASES ANY CLAIMS IT MAY HAVE AGAINST THE OTHER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS (THE “RELEASED PERSONS”) FOR BUSINESS INTERRUPTION OR DAMAGE TO PROPERTY SUSTAINED BY THE RELEASING PARTY AS THE RESULT OF ANY ACT OR OMISSION OF THE RELEASED PERSON, TO THE EXTENT TYPICALLY COVERED UNDER POLICIES OF PROPERTY INSURANCE. THE WAIVER OF CLAIMS CONTAINED IN THIS SECTION 8A (A) WILL SURVIVE THE END OF THE TERM AND (B) WILL APPLY EVEN IF THE LOSS IS CAUSED IN WHOLE OR IN PART BY THE ORDINARY NEGLIGENCE OR STRICT LIABILITY OF THE RELEASED PERSONS BUT WILL NOT APPLY TO THE EXTENT A LOSS OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE RELEASED PERSONS.

B. INDEMNIFICATION.

(1) TENANT. TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ANY CLAIM BY ANY THIRD PARTY FOR INJURY TO ANY PERSON OR DAMAGE TO OR LOSS OF ANY PROPERTY OCCURRING IN THE PROJECT AND ARISING FROM THE USE OR OCCUPANCY OF THE LEASED PREMISES OR FROM ANY OTHER ACT OR OMISSION OR NEGLIGENCE OF TENANT OR ANY OF TENANT’S EMPLOYEES OR AGENTS. TENANT’S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE END OF THE TERM OF THIS LEASE.

(2) LANDLORD. LANDLORD SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS TENANT AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ANY CLAIM BY ANY THIRD PARTY FOR INJURY TO ANY PERSON OR DAMAGE TO OR LOSS OF ANY PROPERTY OCCURRING IN THE PROJECT AND ARISING FROM ANY ACT OR OMISSION OR NEGLIGENCE OF LANDLORD OR ANY OF LANDLORD’ S EMPLOYEES OR AGENTS. LANDLORD’ S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE THE END OF THE TERM OF THIS LEASE.

(3) PROPORTIONATE RESPONSIBILITY. THE INDEMNITIES CONTAINED IN THIS SECTION 8B ARE (A) INDEPENDENT OF TENANT’S AND LANDLORD’S INSURANCE (AS APPLICABLE), (B) WILL NOT BE LIMITED BY COMPARATIVE NEGLIGENCE STATUTES OR DAMAGES PAID UNDER THE WORKERS’ COMPENSATION ACT OR SIMILAR EMPLOYEE BENEFIT ACTS, AND (C) WILL SURVIVE THE END OF THE TERM. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, TO THE EXTENT THE INDEMNIFIED LIABILITY, LOSS, COST, DAMAGE OR EXPENSE ARISES OUT OF THE JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE, CAUSATION, RESPONSIBILITY OR FAULT OF TENANT AND LANDLORD, WHETHER NEGLIGENCE, STRICT LIABILITY, BREACH OF WARRANTY, EXPRESS OR IMPLIED, PRODUCTS LIABILITY, BREACH OF THE TERMS OF THIS LEASE OR WILLFUL MISCONDUCT, THEN THE INDEMNIFYING PARTY’S OBLIGATION TO THE INDEMNIFIED PERSONS SHALL ONLY EXTEND TO THE PERCENTAGE OF TOTAL RESPONSIBILITY OF THE INDEMNIFYING PARTY IN CONTRIBUTING TO SUCH LIABILITY, LOSS, COST, DAMAGE OR EXPENSE OF THE INDEMNIFIED PERSONS.

C. Tenant’s Insurance.

(1) Tenant. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(a) Liability Insurance. Commercial general liability insurance on an occurrence basis on an Insurance Services Office (“ISO”) CG 00 01 or a substitute providing equivalent coverage, including (a) contractual liability coverage applicable to the indemnification provisions contained in this Lease, (b) a severability of interest provision or endorsement, (c) with limits of not less than $2,000,000 per occurrence and not less than $2,000,000 in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than $5,000,000 (if the policies contain a general aggregate limit, it shall be endorsed to apply separately to these premises).

(b) Property Insurance. Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property, including the Tenant Improvements, and betterments thereto. Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord and its officers, directors, employees and agents.

(c) Employee Insurance. Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000	.

(d) Additional Requirements. Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its employees and agents. Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, mortgagee and ground lessor shall be named as additional insureds as respects to insurance required of the Tenant in Section 8C(l)(a) on the current ISO additional insured endorsement form, or equivalent form. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have an A.M. Best rating of A VI or better.

(2) Contractors. Tenant shall cause any contractor of Tenant performing work on the Leased Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(a) Liability Insurance. Commercial general liability insurance on an occurrence basis on an ISO CG 00 01 form or a substitute providing equivalent coverage, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than $ 1,000,000 with respect to personal injury, death or property damage. If the policies contain a general aggregate limit, it shall be endorsed to apply separately to these premises.

(b) Employee Insurance. Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000	.

(c) Additional Requirements. Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its officers, directors, employees and agents. Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on the contractor’s insurance policies on the current ISO additional insured endorsement form, or equivalent form.

D. Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five days prior to the Commencement Date and each renewal date and copies of the insurance policies upon request of Landlord. Each certificate will have attached to it policy endorsements providing for 30 days prior written notice of cancellation to Landlord and Tenant and the required additional insured coverages. Any insurance required to be maintained by Tenant may be maintained on a blanket insurance policy covering one or more other properties then leased by Tenant.

E. Landlord’s Insurance. Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building, and commercial general liability insurance policies covering the Common Areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements. Upon receipt of written request from Tenant, Landlord agrees to provide Tenant with a copy of Landlord’s insurance certificate.

9. FIRE AND OTHER HAZARDS.

A. Termination. If a fire or other peril causes substantial damage to the Building or the Leased Premises, Landlord shall engage a registered architect to certify within one month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Leased Premises to tenantability, using standard working methods. If the architect-determined time needed exceeds either of the following thresholds: (i) 12 months from the date of the casualty, or (ii) two months therefrom if the restoration would begin during the last 12 months of the Lease, then in the case of the Leased Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by written notice to the other party within 30 days after the notifying party’s receipt of the architect’s certificate (phrases (i) and (ii) shall be known as the “Restoration Thresholds”). Additionally, if the actual time to restore the Leased Premises to tenantability exceeds by more than 30 days (the “grace period”) the greater of the architect-determined time needed or the Restoration Threshold, then Tenant shall have the right to terminate this Lease by notice to Landlord within 10 days after the expiration of the grace period; provided, however, commencement of the grace period shall be extended for each day that restoration is delayed because of Tenant delays, or changes, deletions or additions in constructions requested by Tenant, or Force Majeure. The termination shall be effective 30 days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Leased Premises which has been untenantable after the casualty.

B. Restoration. If a casualty causes damage to the Building or the Leased Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Leased Premises to their condition prior to the casualty, subject to current Governmental Requirements. Tenant shall replace its damaged personal property and trade fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Leased Premises which is untenantable.

10. EMINENT DOMAIN.

If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Leased Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Leased Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Leased Premises taken. The entire award for a taking of any kind shall be paid to Landlord. Tenant may pursue a separate award for its trade fixtures and moving expenses in connection with the taking, but only if such recovery does not reduce the award payable to Landlord. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein.

11. RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A. Name. To change the name or street address of the Building.

B. Signs. To install and maintain any signs on the exterior and in the interior of the Building, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Leased Premises visible from the common areas or the exterior of the Building.

C. Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Leased Premises that may be visible from the exterior of the Building or any interior common area.

D. Keys. To retain and use at any time passkeys to enter the Leased Premises or any door within the Leased Premises. Tenant shall not alter or add any lock or bolt.

E. Access. Following reasonable prior notice to Tenant (except in the event of an emergency no prior notice to Tenant is required), to have access to inspect the Leased Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease.

F. Preparation for Reoccupancv. To decorate, remodel, repair, alter or otherwise prepare the Leased Premises for reoccupancy at any time after Tenant abandons the Leased Premises and Tenant is otherwise in default hereunder, without relieving Tenant of any obligation to pay Rent.

G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

H. Show Leased Premises. To show the Leased Premises to prospective purchasers, possible tenants (only if there are 9 months or less remaining on the Term) lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives no less than 24 hours prior written notice to Tenant and does not materially interfere with Tenant’s use of the Leased Premises.

I. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment.

J. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Leased Premises; in which case Landlord shall use commercially reasonable efforts to do so to reasonably minimize material adverse interference with Tenant’s use of the Leased Premises for its permitted use, and Landlord will make commercially reasonable efforts to coordinate any such transport with Tenant’s schedule, to temporarily close entrances, doors, corridors, elevators and other facilities in the Project, to temporarily open any ceiling in the Leased Premises and in so doing exercise commercially reasonable efforts to reasonably minimize material adverse interference with Tenant’s ability to utilize the Leased Premises for its permitted use, or to temporarily suspend services or use of Common Areas in the Building. Landlord may perform any such repairs or alterations during Building Office Hours, if a prudent operator of class A office building would do so during such hours, except that Tenant may require any Work in the Leased Premises to be done after Building Operating Hours, if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

K. Landlord’s Agents. If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

L. Building Services. To install, use and maintain through the Leased Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Leased Premises.

M. Other Actions. To take any other action which is commercially reasonable in connection with the operation, maintenance or preservation of the Building.

12. TENANT’S DEFAULT.

Any of the following shall constitute a default by Tenant:

A. Rent Default. Tenant fails to pay any Rent when due and such failure continues for a period of five business days after Tenant’s receipt of Landlord’s written notice of such failure, provided that written notice shall not be required more than two times in any Fiscal Year, and after such notices have been provided in any Fiscal Year, then any such failure to pay Rent shall be a default if such amount is not paid when due;

B. Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 (Assignment and Sublease) or Section 26 (Hazardous Substances) and such failure continues for a period of five business days after Tenant’s receipt of Landlord’s written notice of such failure;

C. Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and, this failure continues for 15 days after written notice from Landlord, except that if Tenant begins to cure its failure within the 15 day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the 15 day period shall be extended to such period of time as is reasonably necessary to complete the cure;

D. Credit Default. One of the following credit defaults occurs:

(1) Tenant or Guarantor (if any) commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant, Guarantor or for any substantial part of its property, or any such proceeding is commenced against Tenant or Guarantor and either remains undismissed for a period of 60 days or results in the entry of an order for relief against Tenant or Guarantor which is not fully stayed within seven days after entry;

(2) Tenant or Guarantor (if any) becomes insolvent or bankrupt or makes a general assignment for the benefit of creditors; or

(3) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.

13. LANDLORD REMEDIES.

A. Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Leased Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Leased Premises and deliver possession to Landlord, and Landlord may repossess the Leased Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

B. Lease Termination Damages. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Leased Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of 5% per annum. If Landlord shall relet any part of the Leased Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Leased Premises relet during the period of the reletting.

C. Possession Termination Damages. If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Leased Premises itself, Landlord may relet any part of the Leased Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Leased Premises shall first be applied to the reasonable expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D. Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate under Section 2E(2) above until paid.

E. Waiver of Trial by Jury. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN TRAVIS COUNTY, TEXAS, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

F. Litigation Costs. Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs in enforcing this Lease, if no suit is filed. In the event that any action or proceeding is brought to enforce any term, covenant or condition of this Lease on the part of Landlord or Tenant, the prevailing party in such litigation shall be entitled to reasonable attorney’s fees to be fixed by the court in such action or proceeding. The term “Prevailing Party” is defined to mean the party who obtains a determination of wrongful conduct by the other party regardless of whether actual damages are awarded (e.g., the Prevailing Party may be a Party which is ordered to pay $100.00 where the obligation to pay $80.00 was undisputed and the claiming Party claimed that it was entitled to $1,000.00).

14. SURRENDER.

Upon expiration or termination of this Lease or Tenant’s right to possession, Tenant shall return the Leased Premises to Landlord as provided for in this Lease.

15. HOLDOVER.

Tenant shall have no right to holdover possession of the Leased Premises after the expiration or termination of this Lease without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. If, however, Tenant retains possession of any part of the Leased Premises after the Term, Tenant shall become a month-to-month tenant for the entire Leased Premises upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay all of Base Rent at 150% of the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also pay Landlord all of Landlord’s direct and consequential damages resulting from Tenant’s holdover, and Tenant shall indemnify and hold Landlord harmless from and against any and all claims made by other tenants or prospective tenants against Landlord for delay by Landlord in delivering possession of the Leased Premises because of any such holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession upon demand, or any other of Landlord’s remedies.

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A. Subordination. Landlord represents that there is no present ground lease or mortgage respecting the Project. This Lease shall be subordinate to a future ground lease or mortgage, provided that, at the request of Landlord, Tenant or the ground lessor or mortgagee, the other parties shall within 10 days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination; provided that such documents evidence that Tenant shall not be disturbed by any such subordination and/or attornment and this Lease shall remain in full force and effect as against such transferee. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. Landlord shall obtain a fully executed Subordination, Attornment, Notice and Non-Disturbance Agreement in the standard form of any mortgagee or other commercially reasonable form as soon as reasonably practicable after request for such signature is made by Landlord or Tenant. If Tenant shall assign this Lease or sublet the Leased Premises in its entirety to any party other than an Affiliate Transferee (as defined in Section 17(G) any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein or an Affiliate Transferee.

B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, at the option of such ground lessor, mortgagee or purchaser, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or set off by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within 10 days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C. Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.

D. Notice and Right to Cure. Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified in a notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within 10 days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

E. Definitions. As used in this Section 16, “mortgage” shall include “deed of trust” and “mortgagee” shall include “beneficiary” under such deed of trust, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17. ASSIGNMENT AND SUBLEASE.

A. In General. Except for an assignment or sublease to an Affiliate as set out in Section 17G. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Leased Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Leased Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting up to $1,000. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void. Tenant has the right to bona fide advertise the availability of the space without restrictions as to the rental rate advertised.

B. Landlord’s Consent. Landlord will not unreasonably withhold or delay its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if any of the following conditions exist (“Disqualifying Conditions”): (i) Tenant is in default under this Lease beyond any applicable notice and cure period, (ii) the proposed assignee or sublessee is (A) a tenant in the Project, or has received a proposal or letter of intent from Landlord or its agent during the six months prior to Tenant providing the notice specified in Section 17C below, is in active lease negotiations with Landlord and (B) Landlord can accommodate the proposed assignee’s or sublessee’s space requirements, (iii) the proposed assignee or subtenant is a government entity, (iv) the proposed assignee or subtenant is a bank, (v) the lease by the proposed assignee or sublease by the subtenant violates an exclusive granted now or hereafter granted by Landlord (e.g., Landlord has granted an exclusive to a title company), or (vi) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Leased Premises (or a portion thereof) is inconsistent with Class A office buildings. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent. Notwithstanding any subleases by Tenant, Tenant will at all times remain primarily liable and responsible for all Rent, parking charges and costs associated with the subleased premises.

C. Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least 15 days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least 7 days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least 7 days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

D. Change of Management or Ownership. Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in 50% or more of the ownership interest in Tenant shall constitute an assignment of this Lease. Provided, however, if there is (i) a change in ownership of Tenant as a result of a merger, consolidation, reorganization, or joint venture and the new ownership entity fully assumes all obligations of Tenant under this Lease; (ii) any entity succeeding to the business and assets of Tenant; or (iii) the sale, exchange, issuance, or other transfer of Tenant’s stock on a national exchange, Tenant shall not be required to obtain Landlord’s consent and Landlord shall have no right to delay, alter, or impede any of the foregoing transactions or combinations thereof.

E. Excess Payments. If Tenant shall assign this Lease or sublet any part of the Leased Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent 50% of any such excess (after deducting Tenant’s reasonable, actual out-of-pocket costs in entering into such sublease or assignment, including without limit, marketing costs, attorney’s fees, commissions, and Building-standard improvements) immediately upon receipt.

F. Recapture. In the event that the assignment or sublease is either for substantially all of the Leased Premises or 80% of the then remaining Term, or both, Landlord may, by giving written notice to Tenant within 15 days after receipt of Tenant’s notice of assignment or subletting, terminate this Lease with respect to the space described in Tenant’s notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease (“Recapture”). Notwithstanding any provision herein to the contrary, in the event Landlord elects to Recapture, Tenant may elect to withdraw its request for the Landlord’s consent to such transfer and maintain such portion of the Leased Premises the subject of the transfer as part of the Leased Premises by written notice to Landlord within ten (10) days after Landlord’s election to recapture.

G. Affiliate. Notwithstanding the foregoing, Tenant may assign its entire interest under this Lease to an “Affiliate” (defined as any person or entity controlling, controlled by or under common control with Tenant)or to a successor to Tenant by merger, consolidation or reorganization or by purchase of all or substantially all of Tenant’s assets, without the consent of Landlord and without payment of any additional fee to Landlord. Tenant shall be released from future liability under this Lease if the proposed transferee (i.e., Affiliate or Tenant’s successor) has a net worth at least as great as Tenant’s net worth as of the Effective Date of this Lease.

18. CONVEYANCE BY LANDLORD.

If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer (provided such transferee assumes Landlord’s obligation under the Lease arising after the date of such transfer), except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19. ESTOPPEL CERTIFICATE.

Tenant shall, within 10 days of receiving a request from Landlord, execute, acknowledge in recordable form, and deliver to Landlord or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the actual knowledge of Tenant, Landlord has committed no uncured defaults and Tenant has no offsets or claims, except as otherwise indicated. Tenant may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent estimate, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such certificate and statement within the time required shall be conclusive evidence against Tenant that this Lease, with any amendments identified by Landlord, is in full force and effect, that there are no uncured defaults by Landlord, that not more than one month’s Rent has been paid in advance, the amount of any security deposit paid by Tenant, and that Tenant has no claims or offsets against Landlord.

20. SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date of this Lease, security for the performance of all of its obligations in the amount set forth on the Key Terms Schedule. If Tenant defaults under this Lease beyond any applicable notice and cure period, Landlord may use any part of the Security Deposit to make any defaulted payment, to pay for Landlord’s cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. Landlord shall provide Tenant with an itemized report setting forth the application and use of the Security Deposit. To the extent any portion of the deposit is used, Tenant shall within five business days after written demand accompanied by such report from Landlord restore the deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within 30 days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease.

21. FORCE MAJEURE.

The parties shall not be in default under this Lease to the extent they are unable to perform any of its obligations on account of any strike or labor problem, energy shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord (“Force Majeure”): provided Force Majeure shall not excuse Tenant’s obligation to timely pay Rent hereunder.

22. NOTICES.

All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, and either (i) mailed by first class, United States Mail, postage prepaid, certified with return receipt requested, or (ii) sent by a nationally recognized overnight courier service, or (iii) faxed, or (iv) personally delivered as follows:

A.	Landlord. To Landlord as follows:

International Bank of Commerce

500 West 5th

Austin, Texas 78701

Attn: Robert B. Barnes, Division President

with a copy to:

Graves, Dougherty, Hearon & Moody, PC

401 Congress Avenue, Suite 2200

Austin, Texas 78701

Attn: Bill Locke

Phone: (512) 480-5600 or (512) 480-5736

Fax: (512)480-5837

or to such other person at such other address as Landlord may designate by notice to Tenant.

B.	Tenant. To Tenant as follows:

If prior to the Commencement Date:	TA Holdings 1, Inc.

Fax:

If after the Commencement Date:	At the address of the Leased Premises
Phone: T.B.D.
Fax: T.B.D.

And a copy to:	Jackson Walker, LLP
Attn: Chad Smith
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Phone: (512) 236-2029
Email: chadsmith@iw.com

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier. Hand delivered notices shall be deemed to have been given on the date of hand delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein. Notices sent by facsimile or electronic mail shall be deemed given upon receipt; provided that a copy of any notice sent by facsimile or electronic mail shall also promptly be sent by hand delivery, overnight courier, or United States certified or registered mail.

23. QUIET POSSESSION.

So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Leased Premises against any party claiming through the Landlord.

24. REAL ESTATE BROKER.

Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for the Brokers listed in the Key Terms Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Each party shall indemnify and defend the other party against any claims by any other broker or third party (other than Landlord’s Broker and Tenant’s Broker) for any payment of any kind in connection with representation of such party in connection with this Lease.

25.	MISCELLANEOUS.

A. Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B. Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within 30 days of Tenant’s receipt of Landlord’s statement.

C. Meaning of “Landlord”, “Re-Entrv, “Including” and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D. Time of the Essence. Time is of the essence of each provision of this Lease. As used herein, the term “business day” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of Texas or the United States government as legal holidays. All references to “days” that do not specifically refer to “business days” will refer to calendar days. If any date set forth in this Lease for the delivery of any document or the happening of any event should, under the terms hereof, fall on a day that is not a business day, then such date will be automatically extended to the next succeeding business day.

E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G. Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

I. Landlord’s Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion, but in no event more than 60 days after such notice. Tenant hereby waives any right which Tenant may have to claim any lien or to withhold, abate or deduct from, or offset against rent under Texas Property Code §91.004(b) or otherwise. Landlord may cure any default by Tenant; any reasonable expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

J. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

K. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

L. Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

M. Entire Agreement; Counterparts. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease. This Lease may be executed in two or more counterparts, each of which will be deemed an original, which together will constitute one in the same agreement.

N. Landlord’s Title. Landlord’ s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

O. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Leased Premises, the Building above the ceiling of each floor of the Leased Premises, the exterior of the Leased Premises and the areas on the same floor outside the Leased Premises, along with the areas within the Leased Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

P. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

Q. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

R. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Leased Premises.

S. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

T. Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

U. Rent Not Based on Income. No rent or other payment in respect of the Leased Premises shall be based in any way upon net income or profits from the Leased Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Leased Premises which provides for a rental or other payment based on net income or profit.

V. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

W. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five business days after the same becomes due and payable more than one time in any Fiscal Year, then Tenant shall pay a late charge equal to 5% of the amount of such payment. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from five days after the date due until paid at the rate provided in Section 2E(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

X. Usury Savings. All agreements between Landlord and Tenant, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever shall the amount contracted for, charged or received by Landlord for the use, forbearance or retention of money hereunder or otherwise exceed the maximum amount which Landlord is legally entitled to contract for, charge or collect under the applicable state or federal law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall be automatically reduced to the limit of such validity, and if from any such circumstance Landlord shall ever receive as interest or otherwise an amount in excess of the maximum that can be legally collected, then such amount which would be excessive interest shall be applied to the reduction of rent hereunder, and if such amount which would be excessive interest exceeds such rent, then such additional amount shall be refunded to Tenant.

Y. Waiver of Warranties. TENANT HEREBY WAIVES THE BENEFIT OF ALL WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY THAT THE LEASED PREMISES ARE SUITABLE FOR ANY COMMERCIAL OR OTHER PARTICULAR PURPOSE.

Z. Method of Calculation. Landlord and Tenant hereby each acknowledge and agree that they are knowledgeable and experienced in commercial transactions and further hereby acknowledge and agree that the provisions of this Lease for determining charges, amounts and additional rent payable by Tenant are commercially reasonable and valid even though such methods may not state precise mathematical formula for determining such charges. ACCORDINGLY, TENANT HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS TO WHICH TENANT MAY BE ENTITLED UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS SAME MAY BE HEREAFTER AMENDED OR SUCCEEDED.

AA. WAIVER OF CONSUMER RIGHTS. TENANT HEREBY WAIVES ALL rrs RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY ADOPTS THIS WAIVER.

BB. Tenant’s Financial Statements. Within 10 days after Landlord’s written request therefor, Tenant shall deliver to Landlord the most recent annual and quarterly financial statements of Tenant, certified by a member, partner, or officer of Tenant to be true and accurate in all material respects, and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, Landlord agrees that Landlord shall not request such financial statements more than one time per calendar year unless such request is in conjunction with Landlord’s sale of the Building, refinancing of the Building, or during an default of Tenant. Landlord understands and agrees that this financial information is confidential and will not divulge any information from or give the original or a copy to anyone other than an employee of Landlord unless it first obtains a confidentiality agreement reasonably satisfactory to Tenant.

26. HAZARDOUS SUBSTANCES.

Except for incidental amounts customarily used by office tenants, Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Leased Premises as a result of or arising out of the use or occupancy of the Leased Premises by Tenant in violation of the requirements of this Lease, Tenant shall pay for such testing. Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from the contamination of the Project with Hazardous Substances as a result of or arising out of the use or occupancy of the Leased Premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease. Tenant shall have no liability to Landlord with respect to any Hazardous Substances, materials, or wastes which were located in, on, or under the Leased Premises prior to the Occupancy by Tenant.

27. EXCULPATION.

LANDLORD SHALL HAVE NO PERSONAL LIABILITY UNDER THIS LEASE; ITS LIABILITY SHALL BE LIMITED TO ITS INTEREST IN THE PROJECT, AND SHALL NOT EXTEND TO ANY OTHER PROPERTY OR ASSETS OF THE LANDLORD. IN NO EVENT SHALL ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, SHAREHOLDER, PARTNER, MEMBER OR BENEFICIARY OF LANDLORD BE PERSONALLY LIABLE FOR ANY OF LANDLORD’S OBLIGATIONS HEREUNDER.

28. LANDLORD’S LIEN. Landlord hereby waives any contractual lien and its statutory landlord’s lien as to Tenant’s property in connection with this Lease.

LANDLORD’S SIGNATURE PAGE TO OFFICE LEASE

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the dates set forth below, but to be effective of the date first set forth above.

LANDLORD:

International Bank of Commerce, Laredo, Texas

a Texas state bank

By:	/s/ Robert B. Barnes
Robert B. Barnes
Division President

Date signed: February 27, 2015

TENANT’S SIGNATURE PAGE TO OFFICE LEASE

TENANT:

TA Holdings 1, Inc. d/b/a Skinny Pop

a corporation

By:	/s/ Brian Goldberg

	By:	Brian Goldberg
Name:
	Title:	CFO

Date signed: February 27, 2015

APPENDIX A

FLOOR PLAN OF THE LEASED PREMISES

APPENDIX B

RULES AND REGULATIONS

1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Project.

2. The Project directory shall be available to Tenant solely to display names and their location in the Project, which display shall be as directed by Landlord.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Leased Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Leased Premises and move all such items and waste being taken from the Leased Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

6. Tenant shall not install or operate any refrigerating, heating or air conditioning apparatus, or carry on any mechanical business without the prior written consent of Landlord (provided that Landlord shall not unreasonably withhold consent to a standard refrigerator, dishwasher, and ice machine); use the Leased Premises for housing, lodging or sleeping purposes; or permit preparation or warming of food in the Leased Premises (warming of coffee and individual meals by employees and guests excepted). Tenant shall not occupy or use the Leased Premises or permit the Leased Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

7. Tenant shall not bring upon, use or keep in the Leased Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied by Landlord.

8. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.

9. No additional locks shall be placed upon any doors, windows or transoms in or to the Leased Premises. Tenant shall not change existing locks or the mechanism thereof. Upon termination of the lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. In the event of the loss of keys so furnished, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.

10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Leased Premises in any manner except as approved by Landlord.

11. No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in any elevator, except between such hours and in such elevator as shall be designated by Landlord, and with such padding or other precautions as may be required by Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building any item normally taken in or out through any trucking concourse or service doors.

12. Tenant shall cause all doors to the Leased Premises to be closed and securely locked and shall turn off all utilities, lights and machines (except those that are required to be on at all times based on Tenant’s business operations) before leaving the Project at the end of the day.

13. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

14. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Leased Premises’ or the Project’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed.

15. Tenant assumes full responsibility for protecting the Leased Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Leased Premises closed and secured.

16. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

17. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

18. No bicycle or other vehicle and no animals or pets shall be allowed in the Leased Premises, halls, freight docks, or any other parts of the Building except trained assistance animals. Tenant shall not make or permit any noise, vibration or odor to emanate from the Leased Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building.

19. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.

Accordingly:

(a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Building identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

(b) Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

(c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

20. Tenant shall not do or permit the manufacture, sale, purchase, use or gift of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

21. Tenant shall not disturb the quiet enjoyment of any other tenant.

22. Tenant shall not provide any janitorial services or cleaning without Landlord’s written consent and then only subject to supervision of Landlord and at Tenant’s sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.

23. Landlord may retain a pass key to the Leased Premises and be allowed admittance thereto at all times enable its representatives to, in accordance with the terms of this Lease, examine the Leased Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Leased Premises at any time signs advertising the Leased Premises for rent.

24. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering (other than building standard window coverings) shall be permitted either inside or outside the windows of the Leased Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

25. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.

26. Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of Landlord. The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed. The foregoing is not intended to prevent Tenant from having TVs or radio or other music producing devices in the Leased Premises, provided that the use thereof does not disturb other tenants in the Building.

27. Tenant shall promptly remove all rubbish and waste from the Leased Premises.

28. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Leased Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Leased Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

29. Tenant shall list all furniture, equipment and similar articles Tenant desires to remove from the Leased Premises or the Building and deliver a copy of such list to Landlord and procure a removal permit from the Office of the Building authorizing Building employees to permit such articles to be removed.

30. Tenant shall not overload any floors in the Leased Premises or any public corridors or elevators in the Building.

31. Tenant shall not do any painting in the Leased Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Leased Premises or the Building, outside or inside, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, except that Tenant may mark and drive nails or screws into interior walls of the Leased Premises for purposes of hanging or displaying artwork or other standard office equipment and decor (e.g., whiteboards, flat screen TVs, etc.).

32. Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s reasonable discretion, and Landlord’s satisfaction shall be determined in its reasonable judgment.

33. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

APPENDIX C

WORK LETTER

1. Building Shell.

Landlord shall complete the shell construction of the Building (the “Building Shell”) as well as construction of the parking garage, sidewalks, drive aisles, landscaping and other common area improvements (the “Site Improvements”) substantially in accordance with the architectural plans prepared by HKS, Inc. for the Building, and any amendments thereto. Landlord agrees to diligently pursue substantial completion of the Building Shell and Site Improvements. Tenant shall be permitted to use, at no additional cost, a pro-rata share of space within the Building’s risers for Tenant’s telecommunications wiring, but subject to Landlord’s reasonable rules and regulations related thereto.

2. Tenant Improvements.

The term “Tenant Improvements” means all of the work and improvements described and set forth in Construction Drawings approved by Landlord and Tenant to be constructed in the Leased Premises pursuant to this Work Letter.

(a) Construction Drawings. The plans, specifications, and construction drawings prepared by Sixth River Architects and the finish selections, a copy of which have been provided by Landlord to Tenant for the construction of the tenant improvements described therein (the “Tenant Improvements”) are called the “Construction Drawings”. The finish selections for the Tenant Improvements have been made and are already being implemented by the contractor hired by Landlord. The term Construction Drawings means and includes the finish selections previously made by Landlord. The Construction Drawings shall include any subsequent modifications to the drawings and specifications requested by Tenant required by any applicable code or building authority or reasonably required by Landlord. If Tenant wants to modify the Construction Drawings to include a change not reasonably inferable from the approved Construction Drawings, or wants to change the approved Construction Drawings, then any such change will constitute a “Change Order.” Tenant will provide Landlord with Tenant’s request for a Change Order in writing describing the proposed change in reasonable detail. Landlord will advise Tenant of the additional expense and any delay that Landlord reasonably expects to incur as a result of the proposed Change Order. Landlord will have no obligation to proceed with the Change Order unless and until the Change Order is executed and delivered by Tenant accompanied by payment of any additional costs Landlord will incur as a result of the Change Order, to the extent such additional costs exceed the Tenant Improvement Allowance.

(b) Construction of the Tenant Improvements.

(1) Construction Obligation. Landlord shall cause the Tenant Improvements to be constructed, in a good workmanlike manner in the Leased Premises in accordance with the Construction Drawings. The Tenant Improvements shall be performed at the Landlord’s sole cost and expense up to the Tenant Improvement Allowance (hereinafter defined). Landlord estimates that the Tenant Improvement Allowance is sufficient to complete the Tenant Improvements, but in the event of any unexpected overages, the Tenant shall be responsible for any such overages.

(2) Completion of the Tenant Improvements. Landlord shall use commercially reasonable efforts to cause the Tenant Improvements to be substantially completed, except for Punch List Items (defined below) including issuance of a temporary certificate of occupancy permitting Occupancy of the Leased Premises and any other permits and approvals as may be required from any governmental authority having jurisdiction in connection with the Tenant Improvements (“Substantial Completion of the Tenant Improvements” or “Substantially Completed”). The date that the Tenant Improvements are Substantially Complete is the “Substantial Completion Date”. Landlord shall use commercially reasonable efforts to cause the Punch List Items to be completed as soon as reasonably possible. Within 30 days after the Substantial Completion Date, Tenant shall give Landlord written notice of any claimed deficiencies in the Tenant Improvements, including any mechanical adjustments or minor details of construction (the “Punch List Items”). Within 10 business days after receipt of such notice (or upon any other mutually agreeable date), Landlord shall cause corrective work that is required to be begun and diligently prosecute same to completion. Notwithstanding the foregoing, Landlord shall not be responsible for correcting any damage caused to the Tenant Improvements by Tenant or its employees, contractors or agents in connection with the

Tenant’s move into the Leased Premises or any other reason other than the fault of Landlord, Landlord’s Representative or Trimbuilt (and their respective employees, contractors or agents). Except for latent defects in the materials and workmanship of the Tenant Improvements (which are subject to Trimbuilt’s 1 -year warranty that Landlord will use commercially reasonable efforts to enforce for the benefit of Tenant), if Tenant fails to give Landlord notice of any patent deficiency as provided herein, then Tenant shall be deemed to have accepted the Tenant Improvements inclusive of such deficiency and waived any right to corrective work with respect to the same.

(3) Construction Management. Landlord, or an agent of Landlord, shall provide construction management services in connection with the construction of the Tenant Improvements and the Change Orders (hereinafter defined). Such construction management services shall be performed for a fee of 3.5% of all costs related to the preparation of the Construction Drawings and the construction of the Tenant Improvements and the Change Orders (which shall be the same fee, and not duplicative of the fee, set forth in Paragraph 8 of this Lease). This fee is chargeable against the Tenant Improvement Allowance.

(4) Access by Tenant Prior to Commencement of Term. Landlord at its discretion may permit Tenant and its agents to enter the Leased Premises prior to the Substantial Completion Date to prepare the Leased Premises for Tenant’s use and occupancy. Any such permission shall constitute a license only, conditioned upon Tenant’s:

(a) working in harmony with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

(b) obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, and (ii) the contractor’s statement of the scope of work to be performed (or a copy of its construction contract with Tenant) and the form of lien waivers intended to be utilized by the contractor and all subcontractors and suppliers of material; and

(c) furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry.

Landlord shall have the reasonable right to withdraw such license for any reason upon 24 hours’ written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Leased Premises prior to the Substantial Completion Date.

3. Tenant Improvement Allowance. Landlord shall contribute the Tenant Improvement Allowance in an amount not to exceed $32.28 per Rentable Square Foot of the Leased Premises (“Tenant Improvement Allowance”) toward the costs actually incurred for the Tenant Improvements (including, without limitation, the costs incurred in the preparation of the Construction Drawings, and all architectural, engineering, construction, construction management and permitting fees; furniture set-up, security network, moving, telephone and data cabling, herein called the “Soft Costs”). The Tenant Improvements are being constructed by Trimbuilt Construction, Inc. (“Trimbuilt”). Trimbuilt has provided Landlord and Tenant a Tenant Improvement Preliminary Pricing Budget dated January 23,2015 that has a cap of $32.28 per RSF for the completion of construction of the Tenant Improvements as designed by Sixth River Architects (the “Budget”). The Budget contemplates finishes that have already been selected and purchased by Landlord. In no event shall Landlord have any obligation to pay for any costs (whether hard or soft costs) in excess of the Tenant Improvement Allowance. The unused portion of the Tenant Improvement Allowance up to $5.00 per Rentable Square Foot may be offset against Rent.

4. Compliance with Austin Energy Green Building standards and LEED Regulations. Interior work performed on the Leased Premises will follow AEGB and LEED guidelines, as outlined in Appendix G (AEGB and LEED Guidelines for Tenant).

APPENDIX D

SHELL LETTER DEFINITION

Block 51 Office Building

7-Story Office Building over 5 story Parking Garage and 1 Vi stories of retail.

SHELL BUILDING DESCRIPTION FOR TENANT IMPROVEMENTS

Zoning	CBD with CURE and CO overlay districts
Parking; Ratio	Approximately 2.3 spaces/1.000RSF
Signage	Building Director) shall be provided in the main lobby
LEED	Silver Certification
Gross Square feet (GSF)	204,341 +/-*
Rentable Square Feet (RSF)	194.794+/-*
Usable Square Feet (USF)	166,521 usf MT & 173,459 usf ST +/-*
Single Tenant Add on factor	6 66
Multi-Tenant Add on Factor	18 858

Note Arms calculated per the ANSI/BOMA Z65 1 -1996 Standard Method of Calculating Areas of Building (Modified)

Building Data (Shell Building):
Structural System	Reinforced concrete columns, beams and joists
Floor Construction	Reinforced concrete slab or deck
Floor Flatness.’ Floor Levelness	20 for Office Areas
Roof Construction	Mechanically fastened reinforced EPDM. single-ply. over concrete deck
Design Loads	80 lb/sf liveload+ 20 lb/sf partition load per IBC. File loading up to 125 psf within 5* of core area
Typical Structural Bay	30’ x42’-6”
Building Exterior	Stone masonry, pre-cast concrete panels and glass with steel studs and R-l 9 batt insulation
Windows	5’0” typical width x 9’-0” std. height openings pending energy model development
Curtain Wall	6” deep frames, rear glazed, three coat coated aluminum finish
Glass	1” insulated low e glass
Floor-to-floor height	approximately 13’4”
Ceiling height	Typical Floor 9’-0M (Mm.) I301 Floor 10’ (Mini
Office Elevator-Size & capacity (2) office	6’-8” wide x 5’-5” deep clear inside. 3500 lb. capacity at 500’ per minute
Finishes: Wood paneling walls with SS accents, stone flooring, stainless steel ceiling
Service elevator (1) Swing car	7’-8” wide x 5’-5” dccp clear inside, 4000 lb. capacity 500” per minute
Garage Elevator-Size & capacity (2) garage	6’-8” wide x 5’-5” deep clear inside, 3500 lb. capacity at 350’ per minute
Finishes: wood paneling walls, stone tile floor stainless Steel Ceiling

Finishes Included t Under Shell Building Construction (except for Ceiling systems Tenant Space):
Ceiling System Public Areas:	2x2 ceiling suspended in corridors with fine line suspension system and regular tile, painted drywall ceding in public common areas
Ceiling System Tenant Space	2x4 Grid and “Second Look” tile Armstrong Cirrus, Armstrong Prelude Grid, purchased & installed from Tenant Allowance
Typical Multi-tenant Floor Elevator Lobby floor	Carpet with stone border
Typical Multi-tenant Floor Elevator Lobby walls & ceiling	Painted drywall, panelized with reveals, stone base
Toilet Room Floor	Ceramic Tile
Toilet Room Walls	Ceramic Tile on wet walls Vinyl Wall covering elsewhere
Toilet Room Countertops	Stone top at lavatories

Toilet Partitions	Wood Clad partitions at front with Stainless Steel partitions between stalls
Exit Stair Floors	Sealed concrete with painted railings
Exit Stair Walls & Ceilings	Fire rated gyp stud wall—Painted
Window coverings	Mini-blinds, installed
Doors (Core and Shell)	Complete with frame, trim and hardware (ADA compliant)
Core Walls	Gypsum Board, taped, bedded, sanded ready to receive finish

Mechanical System:
HVAC for Office Tower	Chilled water system from water-cooled centrifugal chillers, roof-mounted low-profile cooling tower, roof-mounted built-up VAV chilled water air handling unit
HVAC for Lower Level and Ground Level West	Tenant supplied floor mounted chilled water VAV air handling unit with 100% outside air economizer cycle including all chilled water piping and downstream lined ductwork. Fan Powered Boxes. VAV boxes & diffuser
HVAC for Ground Level East	Tenant supplied suspended chilled water fan coil units with associated downstream lined ductwork and diffusers
Misc. HVAC for Restaurant Lease Spaces	Tenant supplied grease exhaust ductwork, exhaust fans, grease exhaust scrubbers.
Misc. HVAC for Office Tower Shell	Condenser water risers with valved and capped connections for future tenant use, approximately 5 tons per office floor
Ductwork: Office Tower Shell	Primary medium pressure insulated (lined) sheet metal ductwork loop with perimeter Fan Powered Boxes, Tenants are responsible for low pressure ductwork or diffusers for lease spaces, installed and purchased from tenant finish allowance
Ductwork: Office Floor Tenant	Tenant responsible for Variable Air Volume boxes and additional Fan Powered Boxes as necessary for zoning to low pressure insulated sheet metal duct and diffuser run-outs.

Diffusers	Provided at public common areas. Tenant area diffusers from tenant allowance. Building standard slot diffusers are “Titus TBD-10”
Control System	Direct digital control building management system
Gross Cooling Capacity	315USF/Ton
Typical Zone Size	725 USF at exterior zone
Smoke control/Life Safety Testing	Stair and stair vestibule pressurization fans and shafts

Plumbing System:
Toilet Rooms (per floor)	ADA accessible Men’s, Women’s with H.C. fixtures
Fixture Count	8 per floor
Janitor’s Closets	Small storage closets on typical floor, large ground floor closet with sink.
Drinking Fountains	2 per floor (minimum of one to be ADA accessible)
Tenant Riser	Three valved point of connection on each floor for Cold Water, point of connection for waste and vent stacks

Fire Protection/Life Safety:
Sprinklers	Shell building fully sprinklered for light hazard with brass heads turned up
Head Spacing	Complies with NFPA 13. shell Building provides 1/225 NRSF
Fire Alarm System	Intelligent Addressable, w/capacity for tenant connections at each ‘loot
Alarm Devices	Visual/Audible strobes in all public common areas
Fire Extinguishers, exit signs, smoke detectors & speakers/ strobe lights	As required by code for shell building design

Electrical System:
Electrical Service	Austin Electric transformers m vault 480/277 Volt 3-phase
Electrical Design (Total)	l-5,O00A switchgear for the office tower, garage & retail spaces, 3000 A bus duct routed vertically through office tower
Electrical Design (Lighting & Power)	6 watts/sf (1 watt/sf for lighting and 5 watts/sf for power)
Panels Provided (High Voltage) Lighting	1 (S3 480/277V panel for each office floor
Panels Provided (Low Voltage	(1) 3-section (<T> 208/120V panel for each office floor
Transformers Provided (Low Voltage	One 112.5 KVA K-13 transformer per floor
Surge Suppression	Transient voltage sur.ee suppression on service entrance
Building Standard Lighting	2x4, 3-Lamp 18-C=II Parabolic Fluorescent, for lay-in ceiling Fixture ratio 1 per 100 RSF, purchased & installed from tenant finish allowance
Accent Lighting in Building Lobby	Compact Fluorescent Down-tights
Upper Level Purging Area Lighting	4’ T5H0 lens fluorescent strips with building mounted flood lights
Parking Garage Lighting	Backlighting of Kalwall facade system
Emergency Power	500 KW Diesel generator for building life safety system mounted in garage
Tenant Risers	Conduit for cable TV Service, (1)4” conduit for base building telephone room to ceiling of tenant space on each floor, (4) 4” sleeves on each floor, conduit and pull string from main telephone room to tenant premises for secure Tl line

Parking Garage:
Total # of Parking spaces (all above grade)	456
Lighting	LED

Gas Service:
Gas	Gas line available to retail areas, retail tenant to install piping from meter

Telecommunications System Infrastructure installed in Building

S.W.Bell/AT&T	Copper and Fiber/all connections and installations from infrastructure at Tenant s sole cost
Time Warner Telecom	Fiber/all connections and installations from infrastructure at Tenant’s sole cost
Time Warner Cable	Television/all connections and installations from infrastructure at Tenant’s sole cost

APPENDIX E

COMMENCEMENT DATE BASE RENT CONFIRMATION

Landlord: International Bank of Commerce, Laredo, Texas, a Texas state bank.

Tenant: TA Holdings 1, Inc. d/b/a Skinny Pop, a                      corporation

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Office Lease dated as of February 26,2015, (the “Lease”) for certain Leased Premises known as Suite 1350 (the “Leased Premises”) in the Building commonly known as IBC Bank Plaza and located at 500 West 5th Street, Austin, Texas. This Confirmation is made pursuant to Paragraph 3 of the Key Terms Schedule to the Lease.

1. Dates. Landlord and Tenant hereby agree that the Commencement Date of the Lease is     . 2015, and the Termination Date of the Lease is                     , 202    .

2. Acceptance of Leased Premises. Tenant has inspected the Leased Premises and affirms that the Leased Premises is acceptable in all respects in its current “as is” condition.

3. Base Rent. Landlord and Tenant agree that the Base Rent is as follows:

Period	Lease Months	Annual Base Rent
Lease Year 1	Lease Months 1-12	$ 29.50/RSF*
Lease Year 2	Lease Months 13-24	$ 30.25/RSF
Lease Year 3	Lease Months 25-36	S31.00/RSF
Lease Year 4	Lease Months 37-48	S31.75/RSF
Lease Year 5	Lease Months 49-60	$ 32.50/RSF
Lease Year 6	Lease Months 61-72	$ 33.25/RSF
Lease Year 7	Lease Months 73-84	$ 34.00/RSF
Lease Year 8	Lease Months 85-96	$ 34.75/RSF
Lease Year 9	Lease Months 97-108	$ 35.50/RSF
Lease Year 10	Lease Month 109	$ 36.25/RSF

*	Base Rent is conditionally abated for Lease Months 1-2.

4. Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT:

TA Holdings 1, Inc. d/b/a Skinny Pop

a Delaware corporation

By:

By:
Name:
Title:

LANDLORD:

International Bank of Commerce, Laredo, Texas

By:
Name:
Title:

Date signed:

APPENDIX F

JANITORIAL SPECIFICATIONS

I. DEFINITIONS

A.	Outside Corridors: corridor areas outside of tenant-enclosed areas which provide access to elevator lobbies.

B.	Elevator Lobbies: the floor area and elevator buttons immediately adjacent to elevator entrances which provide access to outside corridors.

C.	Elevators: entrances, door frames, doors, door tracks, sills, cabs, and all fixtures, saddles, and floors.

D.	Resilient Flooring: vinyl, vinyl asbestos, and asphalt tile floors.

E.	Floor Maintenance: sweeping, dust mopping, mopping, scrubbing, waxing, and buffing floors.

F.	High Dusting: dusting of all horizontal and vertical surfaces not cleaned during regular nightly cleaning; this term shall exclude ceilings but shall include all air diffusers.

G.	As required: Requirements of the Manager.

H.	Contractor: The Contractor & its Employees.

I.	Owner: International Bank of Commerce, Laredo, Texas.

J.	Owner’s Representatives: the Property Manager or such other persons designated by him or by the Owner.

K.	Property Manager: the person designated by the Owner for general management of the Project.

DETAILED SPECIFICATIONS—NIGHTLY CLEANING

A.	Entire Building (includes Tenant Areas and Common Areas)

1.	Sweep all hard-surface floors, including tenant spaces, entrance foyers and vestibules and all public areas, including building corridors; sweep all stone, ceramic tile, marble, concrete, rubber, vinyl and other types of flooring to insure dust-free floors, with special attention given to hard-to-reach areas.

2.	Wash non-carpeted or all hard-surface flooring.

3.	Vacuum carpeted areas and rugs, moving light furniture other than desks, file cabinets, etc. Refer to Rug & Carpet Institute directives for exact methodology by carpet type and area.

4.	Sweep stairways and wash as necessary; vacuum carpeted stairways; and dust handrails, balustrades and stringers as necessary.

5.	If carpeted, vacuum carpets of all public corridors and elevators nightly.

6.	If resilient tiled, clean and spray buff waxed floors of all public corridors so as to maintain a highly polished surface.

7.	Mop up/wash spills, smears and foot tracks throughout, including tenant’s space, as needed, and wash floors in general as required.

8.	Wash and clean all water fountains and coolers, emptying wastewater as needed.

9.	Empty and clean all recycling containers, wastepaper baskets and disposal receptacles and wash sanitary cans, paper towel waste cans and any other receptacles (damp dusting as necessary); install liners as necessary.

10.	Collect and remove wastepaper, cardboard boxes and waste materials to a designated area in the Leased Premises. Waste and/or rubbish bags shall be furnished by Contractor. Owner shall have the right to approve trash removal containers and janitorial carts.

11.	Remove all recyclables, wastepaper, and waste materials to collection area.

12.	Dust and wipe clean all fixtures, shelving, desk equipment, telephones, cabinets, and white boards, and clean all glass tables and desk tops as needed.

13.	Wash and remove all finger marks, smudges, scuff marks, ink stains, gum or foreign matter from glass desk tops, glass table tops, glass entrances, public and private entrances to offices and elevator doors, glass directory boards, metal partitions and other marks on walls, window sills and other similar surfaces and glass table cabinets as required.

14.	Wipe clean and polish, as needed, all brass, stainless steel and other finished metal work including signs, using a non-acid polish.

15.	Wipe clean all metal doorknobs, kick plates, directional signs, door thresholds and frames.

B.	Lavatories and Restrooms

1.	Sweep, damp mop all flooring with approved germicidal detergent solution to remove all spills, smears, scuff marks and foot tracks.

2.	Wash and polish all mirrors, powder shelves, bright work and enamel surfaces, including flush-o-meters, piping, toilet seat hinges and all metal. Contractor shall use only non-abrasive material to avoid damage and deterioration to chrome fixtures.

3.	Scour, wash and disinfect all basins, bowls and urinals with approved germicidal detergent solution, including tile walls near bowls and urinals. Remove stains as necessary and clean underside of rims of urinals and bowls. Wall surrounding urinals (from a height of 5 feet to the floor) will be washed and disinfected with approved germicidal solution. Partitions between urinals will be washed and disinfected with approved germicidal detergent solution approved by Owner.

4.	Wash both sides of all toilet seats with approved germicidal detergent solutions.

5.	Disinfect, damp wipe and wash all partitions, enamel surfaces, tile walls, dispensers, doors and receptacles. Spot wash nightly as required.

6.	Scour, wash and disinfect all private basins in all tenant Leased Premises throughout the Building.

7.	Empty and clean paper towel and sanitary napkin disposal receptacles.

8.	Remove wastepaper and refuse, including soiled sanitary napkins, to designated area in the Building, and dispose of same in Owner provided trash containers. All wastepaper receptacles to be thoroughly cleaned and washed.

9.	Fill and maintain mechanical operation of all toilet tissue holders, soap dispensers, towel dispensers, and sanitary napkin vending dispensers; materials to be furnished by Contractor. The filling of such receptacles to be in such quantity as to last the entire business day whenever possible.

10.	It is the intention to keep restroom (lavatories) thoroughly clean and not to use a disinfectant to mask odors. If disinfectant is necessary, an odorless disinfectant shall be used.

11.	Report to the night supervisor any broken, damaged or improper functioning of any mechanical or plumbing device, including burned-out bulbs and fluorescent tubes.

C.	Office Floors, Entrance Lobbies, Elevator Lobbies and Outdoor Corridors

1.	It is the intent of this Agreement that the Contractor will, and Contractor agrees to, keep entranceways, lobbies and outside corridors properly maintained and clean and presentable at all times in keeping with the standards of a first-class office building.

2.	Sweep and wash flooring and vacuum carpeting, if applicable.

3.	Wash flooring, including mats, in main hall.

4.	Pick up and put out rain mats when necessary, making sure that they are clean at all times (this work to be performed by day staff).

5.	Clean entrance door glass.

6.	Clean mail depository and lobby directory, including glass, if applicable.

7.	Dust walls and keep free from finger marks, smudges, etc.

8.	Clean and polish all elevator lobbies, car thresholds and saddles to remove all stains, dirt, or other similar debris.

D.	Elevators

1.	Dust and rub down elevator doors, walls, metal work and wood in elevator cabs, vacuum elevator door tracts and saddles.

2.	Dust fixtures and diffusers as required.

3.	Maintain metal work throughout, including elevator cabs, by cleaning and polishing per instructions from Owner.

4.	Maintain floors in elevator cabs as needed and clean thoroughly. If carpeted, remove soluble spots which safely respond to standard spot removal procedures without risk of injury to color or fabric. Cabs to be vacuumed nightly. Remove all chewing gum on floors, walls and rails.

E.	Entrance Lobbies and Public Areas

It is the intent of this Agreement that Contractor will, and Contractor agrees to, keep the entrances, lobbies, public areas and the various floors properly maintained and clean and presentable at all times and in keeping with the standards established by Owner. Some of these duties may be provided by day staff.

1.	Sweep and damp mop floors and vacuum carpeting, if applicable.

2.	Sweep, vacuum and spot clean all rubber mats, shampooing as needed.

3.	Pick up and put out foul weather mats as necessary, making sure that they are kept clean and available for daily use at all times during storage.

4.	Clean all entrance doors’ glass, inside and outside.

DETAILED SPECIFICATIONS—PERIODIC (AS REQUIRED) CLEANING

A.	Entire Complex

1.	Clean lights, globes, diffusers and fixtures as required, but not less than once per quarter.

2.	Dust down and damp wipe lobby and exit stairway walls as required, but not less than once per month.

3.	Rub down metal and other high-level bright work as required.

4.	High Dusting-See below.

5.	Floor Maintenance-See below.

B.	Lavatories and Restrooms

1.	Scrub, wash and polish all partitions, tile walls and enamel surfaces from ceiling to floor as required, but not less than once each week, using proper disinfectant.

2.	Dust all lighting fixtures as required.

3.	Damp wipe all wall surfacing as required, but not less than once every two months.

4.	Clean and disinfect all equipment drains. No acids permitted unless instructed by Owner.

5.	Dust ceilings as required and light grates monthly.

6.	Clean urinals and bowls with scale-solvent as required, but not less than once per month.

7.	Machine scrub flooring as required with approved germicidal detergent solution, but not less than once a month.

C.	Entrance Lobbies and Public Areas

1.	Wash and/or buff all floors on a weekly basis.

2.	Strip and wax floors as needed.

3.	Clean light fixtures, diffusers and other fixtures as required to maintain a first-class appearance, but not less than once per month.

4.	Remove hand marks from lobby walls as required, but not less than once per month.

5.	Rub down metal and other miscellaneous high-level bright work as required.

MISCELLANEOUS PERIODIC CLEANING

These duties are to be performed as required unless otherwise specified, not less than once each week or as hereinafter provided.

1.	Sweep all building stairways and dust rails and fire equipment every two weeks. Mop as required.

2.	Wipe clean and polish all aluminum, chrome, stainless steel, brass and other metal work, including trim and hardware, as required, using non-acid polish.

3.	Check elevators, stairways, office and utility doors on all floors for general cleanliness as required, removing fingerprints, smudges, and other marks. Clean exterior of all elevator doors of the Building as required.

4.	If carpeted, remove spots (anything less than 4 inches in diameter) and thoroughly clean all carpets in public corridors as required.

5.	Clean and sweep all vacant areas at least once per month.

6.	Clean glass entrance doors as required, at least twice a day (to be performed by Day Staff).

7.	Once per month, dust and wash all door louvers and other ventilating louvers within reach.

8.	Wash and remove all finger marks, ink stains, smudges, scuff marks and other marks from metal partitions, sills, and all vertical surfaces (floor, walls, windowsills), including elevator doors and other surfaces, as required.

9.	Dust and clean electric fixtures, all baseboards, and any other fixtures or fittings in public corridors, as required, but not less than once each week.

HIGH DUSTING

Do all high dusting monthly unless otherwise specified, including the following:

1.	Vacuum and/or dust all pictures, frames, charts, graphs and similar wall hangings, not reached in nightly cleaning.

2.	Vacuum and dust all vertical surfaces such as walls, partitions, doors, ducts and ventilating louvers, grilles, high moldings and other surfaces not reached in nightly cleaning.

3.	Dust all blinds and window frames.

4.	Dust exteriors of lighting fixtures.

5.	Dust ceiling tiles around ventilators and clean air-conditioning diffusers as required.

FLOOR MAINTENANCE—TENANT AREAS

1.	Scrub resilient floor areas, or buff, to maintain in a clean condition or as directed by Owner.

2.	A non-staining polymer floor finish that provides a high degree of slip prevention shall be used in all floor maintenance work.

3.	Wash and wipe clean all baseboards during floor maintenance operations.

RUBBISH REMOVAL

Contractor agrees to place all rubbish in Owner provided container.

DETAILED SPECIFICATIONS LOBBY CLEANING—AS NEEDED

1.	Wipe clean lobby, marble walls to standards of Class A, commercial office buildings to a height of 15’.

2.	Include optional pricing to clean marble walls, columns, and ledges of entire lobby. Price to include frequency and details of all means and methods to be used and not limited to tools, equipment, and chemicals.

GREEN CLEANING

The intent of Owner is to implement a green cleaning program that will reduce the exposure of building occupants and maintenance personnel to potentially hazardous chemical, biological, and micro particulate contaminates. Cleaning service providers will be selected based on their compliance with the credit requirements and standards as listed in the reference guide of LEED-EB Operations and Maintenance, v Jan. 2008. Although not a requirement, special consideration will be given to service providers that have a staff LEED Accredited Professional.

All proposals and performance documents should be provided in 3 ring binders and include a CDR in PDF format in accordance with LEED reporting requirements.

In addition to the above standard appearance levels IBC Bank Plaza also has these specific cleaning requirements in accordance with LEED-EB Operations and Maintenance credit requirements and standards:

I.	Entranceways / Loading Dock

Services performed nightly:

a.	Sweep and/or vacuum entrance mats—nightly

b.	Police all planting beds and sweep outside sidewalk areas. Pick up and/or vacuum trash in and/or along street curb. Wash down all plaza areas when weather permits.

c.	Provide quarterly inspection reports of entranceway matting and sidewalks.

d.	Remove fingerprints and smudges from directory board, entry doors and metal work -nightly.

e.	Maintain building lobby corridors and other public areas in a clean condition.

f.	Wash down all surfaces of loading dock—weekly.

g.	Wash and/or shampoo mats—weekly.

h.	Power wash and scrub all plaza sidewalk areas; special attention to be given to areas outside of loading dock entrances and to any heavily stained areas—weekly.

II.	Project Supervisor

Upon completion of nightly duties, the project supervisor will ensure that all offices have been cleaned and left in a neat and orderly condition, all lights have been turned off, and all doors locked. Supervisors will be responsible for completing a Nightly Supervisor Checklist which details any problem encountered during the course of cleaning either the tenant space or the public areas. Contractor is to submit to Owner at the time of his bid presentation a format he will implement to serve as the Nightly Supervisor Checklist.

III.	Cleaning Assessment Audit

An audit will be conducted on a quarterly basis by two different and qualified individuals. The results of which shall be submitted to the owner along with a plan of action to address any areas that do not meet the required cleaning effectiveness level. The two assessment audits will survey a representative sample of all area types, a minimum of 30% of all area types, then averaged together to determine appearance level.

IV.	Custodial Training

All maintenance and custodial staff shall be trained in the hazards, use, maintenance, disposal and recycling of cleaning chemicals, dispensing equipment and packaging. Semi-Annual education for all operations, maintenance and custodial staff shall include but is not limited to: Task Training, MSDS, Chemical Use, Cleaning Equipment, Hazardous Spills, and Building Recycling Program. Bidders to include in their submittals an outline list of all training programs.

V.	Cleaning Chemical Requirements

We require cleaning companies to use sustainable cleaning products and materials. Products must meet either Green Seal or Environmental Choice standards: GS 37, CCD-110, CCD-146, CCD-148, GS-40, CCD-112, CCD-113, CCD-115, CCD-147, GS-09, GS-01, CCD-082, CCD-086, GS-41, CCD-104. Additionally, all chemical concentrates used for daily cleaning must be a minimum dilution of 1:8. Product cut sheets and MSDS must be included in submittal documents. Special consideration will be given to cleaning service providers that utilize color coding operations.

VI.	Cleaning Materials

All cleaning equipment shall meet the minimum sustainability requirements: including micro-fiber tools and wipes, hand towels, toilet tissue, vacuums, floor buffers, burnishers, scrubbers and extractors. Cut sheets showing specifications must be included with submittal package.

VII.	Safe Handling and Hazardous Spills

All chemical products brought into the building shall be kept in a locked room with access controlled by building management and/or the cleaning service provider. The cleaning service company at its expense shall provide all necessary personal protective gear and training as specified by the product manufacturer. OSHA, EPA and/or CDC guidelines where appropriate are to be used for cleanup of all hazardous spills. Special attention is also required in providing signage, which is tall and bright enough, to alert all building occupants and visitors to the potential hazard as soon as possible once discovered. Hazardous spills include but are not limited to water and floor stripping activities.

GREEN	CLEANING MANUAL

All bidders are required to submit their green cleaning manual that is in concert with the Green Cleaning Policy of this company and this RFP (see the attached Green Cleaning Policy). Listed below are additional requirements not covered in the previous specifications.

Selection of the service provider should be based on their compliance with the credit requirements and standards as listed by the USGBC in the current reference guide of LEED-EB Operations and Maintenance. The goal of this contract is to achieve 100% compliance for all associated LEED credits as they appear in the current reference guide for Existing Buildings Operations and Maintenance. If seeking certification the goal is to achieve all related and available credit points 14.

• Sustainable Sites (SS) Credit 2, hardscapes	Cleaning of sidewalks, pavement and other

• Materials & Resources (MR) Credit 6,	Support of waste stream audit

• Materials & Resources (MR) Credit 7.1-7.2	Support of recycling program

• Indoor Environmental Quality (EQ) 2.1	Occupant Survey (building cleanliness)

• Indoor Environmental Quality (EQ) 3.1	Green Cleaning Program

• Indoor Environmental Quality (EQ) 3.2-3.3	Cleaning Effectiveness Assessment

• Indoor Environmental Quality (EQ) 3.4-3.6	Purchase of Cleaning Products

• Indoor Environmental Quality (EQ) 3.7	Cleaning Equipment

• Indoor Environmental Quality (EQ) 3.8	Entryway Systems

Cleaning service providers must submit a complete green cleaning program that follows the requirements of all credits listed above. Beyond the credit requirements and standards of LEED, consideration shall be given to service providers that include program elements that address the health and safety of building tenants and custodial staff, specifically:

•	Color Coding of Chemicals & Equipment

•	Dual chamber Mop Buckets or Flat Mop Systems that eliminate cross- contamination

•	Specialist Cleaning

•	(OS1)• Cleaning System

If your company does not utilize the OS-1® system, then you are required to submit a plan that addresses the following specifics:

1.	The use / purchase of chemicals, supplies and equipment that meet the sustainability requirements as listed in EQ 3.4-3.6, EQ 3.7.

2.	Submit standard operating/cleaning procedures for all cleaning tasks including: restroom cleaning, vacuuming, office cleaning, entranceways / matting, general cleaning, hard floor care, and carpet maintenance.

3.	Submit cleaning procedures that addresses the requirements for at risk tenants.

4.	Custodial staff training of a minimum of 8 hours a year per custodian that includes but not limited to: safe handling and storage of chemicals, hazardous spill cleanup, OSHA right to know and how to read and use material safety data sheets.

5.	Continuous improvement policy that evaluates new technologies, procedures and processes to support and stay current with environmental sustainability.

The green cleaning program implemented must also include a communication procedure for collecting occupant feedback that evaluates and implements changes as needed to meet the needs of building occupants, (EQ 2.1). The successful bidder will be required to participate with property management in a green project committee and be partially responsible for implementing, auditing and communicating to building occupants the activities of green cleaning. Key Tasks to be achieved:

•	Compliance with purchasing of sustainable cleaning materials and equipment (monthly purchasing records to be kept)

•	Compliance with cleaning equipment standards, quarterly audit as part of cleaning assessment.

•	Quarterly cleaning assessments to be conducted by a LEED-AP and other authorized / approved personnel by building management.

•	Quarterly inspection of all log books required on site: training, MSDS book, chemical spec sheets, equipment maintenance and vacuum filter changes. To be done with cleaning assessment.

•	Quarterly inspection for proper labeling of all in-use applicator bottles / trigger sprayers.

•	Quarterly occupant survey for building cleanliness

•	Evaluation of quarterly inspection results and plans to remedy any short comings.

Bidders are required to submit the name of their representative responsible for this committee. If not a LEED-AP with a specialty in EB, then bidders are to include the credentials and qualifications of this person.

DAY SERVICES-PORTERS AND MATRONS (to be billed separately)

Contractor agrees to furnish sufficient day porters and day matrons to perform the following duties:

A.	Duties of Day Porters

Sufficient day porters shall be assigned to perform the following services and any additional chores as directed by the building management.

1.	Police lobby areas and office plazas.

2.	Police and maintain common area elevator lobbies, elevators, elevator cabs, including floors as required. If carpeted, floors in elevator lobbies and cabs to be vacuumed and spots to be removed as required.

3.	Lavatories on all floors to be checked by a day porter a minimum of twice a day, morning and afternoon. Check and fill, if necessary, toilet tissue, soap dispensers and towel dispensers.

4.	Sweep all entrance sidewalks and plaza areas of the Building as required, but not less than once each week.

5.	Keep entrance door glass and frames in clean condition.

6.	Clean and polish standpipes and sprinkler Siamese connections as necessary.

7.	Properly maintain exterior of the Building from ground level, including, store fronts and other applicable areas; police all planter areas.

8.	As directed by Owner, clean, sweep and police Central Plant and mechanical rooms, equipment rooms, fan rooms and other utility rooms regularly.

9.	Clean mail drop-off area, corridor to loading dock utility areas, and other areas including floors, walls, ceilings, fixtures. All such areas shall be kept in clean condition to the satisfaction of the Owner.

EQUIPMENT FURNISHED BY CONTRACTOR

Equipment will be inspected and maintained in clean and serviceable condition. Inspection records to be submitted to Property Manager quarterly.

SPECIAL SERVICES-TENANT (SPECIFIC) REQUESTS

A.	It is agreed that Contractor may perform over and above building standard cleaning services to tenants in the Building from time to time upon request by Property Management.

B.	Cost of these additional services may be billed directly to the tenant and/or Owner at the option of the Owner. However, under no circumstances shall Contractor enter into any agreement with any tenant without Owner’s approval.

GENERAL

A.	Contractor shall insure that all of its employees and/or agents shall abide by all safety rules and regulations which may be promulgated from time to time by either party as they pertain to the Contractor’s operations. Contractor shall also comply with statutory safety regulations as cited in the general specifications.

B.	Contractor’s personnel shall not disturb or move papers or other personal, and/or work items on desks, tables or cabinets.

APPENDIX G

AEGB AND LEED GUIDELINES FOR TENANT

1.	Current Regulations: Each tenant space must meet current City of Austin codes with local amendments (including but not limited to energy, building, mechanical, plumbing, and electrical).

2.	Building Systems Commissioning: Each tenant must hire a commissioning authority with documented commissioning experience on at least two other building projects. The commissioning authority will verify and ensure that mechanical, electrical and all other energy using systems are installed and calibrated to operate according to the Owner Project Requirements (“OPR”) and Basis of Design (“BOD”). To fulfill the intent of this requirement:

a.	The owner must develop the OPR document

b.	The design team shall develop the BOD

c.	The project team shall include commissioning requirements in the construction documents

d.	The project team and commissioning authority shall develop and utilize a commissioning plan

e.	The commissioning authority shall verify installation, functional performance, and training of maintenance staff

f.	The mechanical designer shall include control sequencing and set points for all design conditions in the construction documents

g.	The project team shall provide O & M documentation

h.	The commissioning authority shall complete a commissioning report

3.	Building Energy Use Efficiency: Each tenant space must not exceed 1.0 w/sf for lighting power density.

4.	Building Water Use Reduction: Each tenant must install water efficient fixtures that do not exceed the following flow rates set by the City of Austin:

a.	Water closets = 1.28 gpf

b.	Urinals = 0.5 gpf

c.	Public Lavatory = 0.5 gpm

d.	Private Lavatory = 2.2 gpm

e.	Kitchen Sink = 2.2 gpm

f.	Showerheads = 2.5 gpm

5.	Low VOC Paints and Coatings: All paints, primers, and anti-corrosive coatings applied on-site to the interior of the building must not exceed the VOC limit of Green Seal Environmental Standard GS-11,2008, Section 4.4. Coatings applied on-site to the interior of the building must not exceed the current VOC limit of SC AQMD Rule 1113 for clear wood finishes, floor coatings, stains, sealers and shellacs, and all other applicable coatings.

a.	Non-flat topcoat =100 g/L

b.	Flat topcoat = 50 g/L

c.	Primer = 100 g/L

d.	Anti-Corrosive coating = 250 g/L

6.	Storage and Collection of Recyclables: Each tenant space must provide an easily-accessible, clearly marked area dedicated to the collection and separation (if needed) of materials for recycling. At a minimum, the materials to be recycled are:

a.	Paper

b.	Cardboard

c.	Plastic

d.	Glass

e.	Metal

7.	Construction Waste Management: Each tenant shall recycle and/or salvage at least 50% (by weight) of non-hazardous construction and demolition waste.

8.	Minimum Indoor Air Quality Performance: Each tenant space must meet the minimum requirements of Sections 4-7 of ASHRAE 62.1,2007, Ventilation for Acceptable Indoor Air Quality (with errata but without addenda). Mechanical ventilation systems must be designed using the ventilation rate procedure or the applicable local code, whichever is more stringent.

9.	Outdoor Air Delivery Monitoring: Each tenant space must monitor C02 concentrations within all densely occupied areas (those with a design occupant density of 25 people or more per 1,000 s.f.). C02 monitors must be between 3 and 6 feet above the floor. Provide a direct outdoor airflow measurement device capable of measuring the minimum outdoor air intake flow with an accuracy of +/-15% of the design minimum outdoor air rate, as defined by ASHRAE 62.1, 2007 (with errata but without addenda) for mechanical ventilation systems where 20% or more of the design supply airflow serves non-densely occupied areas.

10.	Indoor Pollutant Source Control: Each tenant space that has a direct connection to the outside (street level or terraces) must provide a roll-out mat that is at least 10 feet long in the direction of travel and is maintained on a weekly basis by a contracted service organization.

11.	Environmental Tobacco Smoke Control: Each tenant space with direct access to the outdoors must install signage that prohibits smoking within 25 feet of all doors or air intake units.

APPENDIX H

RENEWAL OPTION

1. Renewal Option. So long as Tenant is not then in default under the Lease and is in actual occupancy of the Leased Premises, Tenant shall have one option (the “Renewal Option”) to extend the Term of the Lease for an additional 9 year period, with such period commencing on the date upon which the Lease would have otherwise expired (each a “Renewal Term”). This Renewal Option is personal to Tenant and may not be assigned to any subtenant or assignee. Tenant may only exercise the Renewal Option by notifying Landlord in writing no less than 12 months and no more than 14 months prior to the date upon which the Lease would have otherwise expired that Tenant wishes to extend the term of the Lease (the “Tenant’s Renewal Notice”‘). The Leased Premises shall be available on an “as is” basis during the Renewal Term. Tenant’s failure to notify Landlord of its election to extend the Term of the Lease during the above time period shall render the Renewal Option (and any remaining Renewal Options) null, void, and of no further force and effect, time being of the essence. The terms and conditions of the Lease shall continue to apply without modification during the applicable Renewal Term except that Base Rent shall be determined as provided below.

2. Base Rent. The Base Rent for the Renewal Term shall be 100% of the then-current “market base rent” for the Leased Premises during the Renewal Term (the “Market Base Rent”), which shall be the base rental rates for renewals and/or direct leases (not subleases) for similar space (making appropriate adjustments, in Landlord’s reasonable opinion, for the age of building, quality, size, location, floors, views, concessions, exclusive use of a balcony, and expenses) by “no-equity tenants” of comparable credit-worthiness, in Class A, LEED certified, office buildings in the Austin, Texas Central Business District then available for lease.

3. Mutual Agreement as to Base Rent. Landlord shall give Tenant written notice (“Landlord’s Base Rent Notice”), within 20 days after receiving Tenant’s Notice, of Landlord’s determination of the Market Base Rent for the Renewal Term, including any annual escalations. If Tenant agrees with Landlord’s determination, Tenant shall so notify Landlord within 10 days after receipt of Landlord’s Base Rent Notice, and the Market Base Rent for the Renewal Term shall be as stated therein. In the event that Tenant does not agree with Landlord’s determination, Tenant shall so notify Landlord within 10 days after receipt of Landlord’s Base Rent Notice (“Tenant’s Base Rent Notice”), which objection notice must propose an alternative Market Base Rent for the applicable Renewal Term as determined in good faith by Tenant, and Landlord and Tenant shall have 20 days from the date of Tenant’s objection notification to agree upon the Market Base Rent. If Landlord and Tenant fail to agree upon the Market Base Rent for the Renewal Term within such 20-day period, then the Market Base Rent for the Leased Premises shall be determined by “Baseball Arbitration”, as set forth in Section 4 below.

4. Baseball Arbitration.

(a) Arbitrator Determined Base Rent. If Landlord and Tenant shall fail to agree upon a final and binding Market Base Rent for the Renewal Term as set forth above, then within 15 days after the end of such 20-day period, Landlord and Tenant shall each designate an arbitrator; and within 20 days of Landlord and Tenant each designating an arbitrator, Landlord’s arbitrator and Tenant’s arbitrator shall mutually designate a third arbitrator (collectively referred to herein as the “Arbitrators” and individually as an “Arbitrator”). If Landlord and Tenant shall fail to timely designate an arbitrator, or if the two Arbitrators shall fail to timely agree upon the choice of such third Arbitrator, then either party may apply to the American Arbitration Association or any successor thereto having jurisdiction to designate an arbitrator. The Arbitrators shall each be a licensed real estate broker that (i) is familiar with recent direct leases (not subleases) of Class A office buildings in the Austin, Texas Central Business District, and (ii) has no direct or indirect financial or other business interest in any party hereto or the Building, and is not affiliated with any party hereto. The Arbitrators shall conduct such hearings and investigations as they may deem appropriate and shall, within 30 days after the designation of the third Arbitrator, determine which of the two proposals shall be the Market Base Rent (which shall be either the Market Base Rent proposed by Landlord in the Landlord’s Base Rent Notice or the Market Base Rent proposed by Tenant in Tenant’s Base Rent Notice, but no other amount), such determination to be made by majority vote of the Arbitrators and which vote shall be final and binding upon Landlord and Tenant, provided that the Arbitrators shall not have the power to add to, modify, or change any of the provisions of this Lease. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Clause, and the parties shall share equally all other expenses and fees of any such Arbitration.

(b) Tenant’s Determination of Market Base Rent Within or Not Within 105% of Landlord’s Determination. In the event that the determination of the Market Base Rent set forth in the Tenant’s Base Rent Notice differs from the determination of the Market Base Rent in the Landlord’s Base Rent Notice by 5% or less per Rentable Square Foot per annum on average for the applicable Renewal Term, then the Market Base Rent shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in the Tenant’s Base Rent Notice and the Landlord’s Base Rent Notice. Only if the determinations set forth in the Tenant’s Base Rent Notice and the Landlord’s Base Rent Notice shall differ by more than 5% per rentable square foot per annum on average for the applicable Renewal Term shall the actual determination of Market Base Rent be made by an arbitrator as set forth in Section 4(a) above.